Exhibit 2.1

CONFIDENTIAL	Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

WESCO AIRCRAFT HOLDINGS, INC.,

a Delaware corporation,

WESCO AIRCRAFT EUROPE, LTD.,

a private limited company incorporated in England and Wales,

AND

INTERFAST INC.,

an Ontario corporation

DATED AS OF MAY 23, 2012

i

Section 7.2	Conditions to Obligations of Seller	69
Section 7.3	Conditions to Obligations of Parent and Buyer	70

ARTICLE 8. INDEMNIFICATION		72

Section 8.1	Survival	72
Section 8.2	Indemnification	72

ARTICLE 9. GENERAL PROVISIONS		78

Section 9.1	Termination	78
Section 9.2	Expenses	79
Section 9.3	Notices	79
Section 9.4	Public Announcements	80
Section 9.5	Headings	81
Section 9.6	Severability	81
Section 9.7	Entire Agreement	81
Section 9.8	Assignment	81
Section 9.9	No Third-Party Beneficiaries	82
Section 9.10	Waivers and Amendments	82
Section 9.11	Specific Performance	82
Section 9.12	Governing Law; Jurisdiction; Waiver of Jury Trial	82
Section 9.13	Counterparts	83

EXHIBITS:

EXHIBIT A — Form of Consulting Agreement
EXHIBIT B — Form of Employment Offer Letter
EXHIBIT C — Accounting Principles
EXHIBIT D — Form of Non-Compete Agreements
EXHIBIT E — Form of Escrow Agreement
EXHIBIT F — Form of Guaranty
EXHIBIT G — Form of Interfast Europe Power of Attorney
EXHIBIT H — Form of Interfast Europe Letters of Resignation

SCHEDULES:

Section 1.1 — Excluded Assets
Section 1.1 — Permitted Encumbrances
Section 2.3(t) — Excluded Liabilities
Section 4.1 — Qualification of Seller to do Business
Section 4.4(a) — Qualification of Acquired Entities to do Business
Section 4.4(b) — Issued and Outstanding Equity Securities and Other Equity Interests
Section 4.4(c) — Encumbrances on Equity Interests

Section 4.4(d) — Obligations of Interfast Entities to Make Investments
Section 4.5 — Required Consents and Government Approvals
Section 4.6(a) — Copies of Financial Statements
Section 4.6(b) — Financial Statements
Section 4.6(c) — Undisclosed Liabilities
Section 4.7 — Absence of Changes
Section 4.8 — Litigation
Section 4.10(a) — Material Contracts
Section 4.10(b) — Consents Required for Material Contracts
Section 4.11(a) — Other Encumbrances
Section 4.11(b) — Motor Vehicles and Other Tangible Property
Section 4.12(a)(i) — Owners of Leased Property
Section 4.13(a) — Purchased and Registered Intellectual Property
Section 4.13(b) — Licensed Intellectual Property
Section 4.13(c) — Notices re: Intellectual Property
Section 4.13(d) — Steps to Maintain and Protect Registered Intellectual Property
Section 4.14(d) — Operating Condition of Assets and Properties
Section 4.16(a) — Employee Plans
Section 4.16(i) — Acceleration or Creation of Rights
Section 4.17(a) — Collective Bargaining Agreements
Section 4.17(b) — Employees
Section 4.18(b) — Environmental Law Violations
Section 4.18(d) — Hazardous Substances
Section 4.19 — Permits
Section 4.22 — Insurance
Section 4.23 — Customers and Suppliers
Section 4.24 — Affiliate Transactions
Section 4.25 — Inventory
Section 4.26 — Accounts Receivable
Section 4.30 — Banking Relationships
Section 4.31(h) — Government Officials
Section 4.31(i) — Governmental Interests
Section 4.33 — Consents, Approvals and Waivers Connected to PIPEDA
Section 6.4(b) — Permitted Changes to Constating Documents and Contracts
Section 6.7(a) — Consultants
Section 7.2(d) — Other Conditions
Section 7.3(d) — Required Third Party Consents

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of May 23, 2012 (this “Agreement”), is entered into by and among Wesco Aircraft Holdings, Inc., a Delaware corporation (“Parent”), Wesco Aircraft Europe, Ltd., a private limited company incorporated in England with registered number 01857310 (“Buyer”), and Interfast Inc., an Ontario corporation (“Seller”).

RECITALS

WHEREAS, each of Interfast USA Holdings Incorporated, a Delaware corporation (“Interfast USA Holdings”), Interfast Europe Limited, a private limited company incorporated in England with registered number 06973432 (“Interfast Europe”), Interfast International Investments LLC, a Wyoming limited liability company (“Interfast International”), and Interfast Asia Ltd., a company limited by shares incorporated under the Laws of the Hong Kong Special Administrative Region (“Interfast Asia”), is a direct wholly-owned Subsidiary (as defined below) of Seller;

WHEREAS, Interfast USA Incorporated, a Delaware corporation (“Interfast USA”), is a direct wholly-owned Subsidiary of Interfast USA Holdings;

WHEREAS, Seller and the Acquired Entities (as defined below) are in the business of (i) distributing specialty fasteners, components and systems to the global aerospace, automotive, electronic, energy, telecommunications and general industry markets, (ii) providing value-added services, including kitting and customized inventory management services, and (iii) acting as advisors and technical representatives to industrial manufacturing companies (the “Business”, which, for the avoidance of doubt, excludes the business and activities of Interfast Asia and the JV Entity (as defined below)); and

WHEREAS, Parent and Buyer desire to, directly or indirectly through one or more wholly-owned Subsidiaries, purchase and assume from Seller, and Seller desires to sell and transfer to Parent and Buyer or their Subsidiaries, substantially all of the assets, including the Purchased Shares (as defined below) but excluding the Excluded Assets (as defined below), and certain liabilities of Seller, used in the conduct of the Business, as more specifically set forth in, and upon the terms and subject to the conditions of, this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1.
DEFINITIONS

Section 1.1                                    Certain Defined Terms.  As used in this Agreement, the following terms have the following meanings:

“Acquired Entities” means (i) Interfast Europe, (ii) Interfast USA Holdings and (iii) Interfast USA.

“Action” means any claim, action, suit, assessment or reassessment, arbitration, investigation or proceeding by or before any Governmental Authority or arbitrator.

“Affiliate” means, when used with respect to a specified Person, another Person that, either directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, “control” means the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or interests, by Contract or otherwise.  The terms “controlled” and “controlling” have correlative meanings.

“Ancillary Agreements” means the Consulting Agreement and Employment Offer Letter, the Non-Compete Agreements, the Escrow Agreement, the Interfast Europe Power of Attorney and the Guaranty.

“Anti-corruption Laws” means, with respect to any Person, Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the business and dealings of such Person, including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official, foreign government employee or commercial entity to obtain a business advantage; including the FCPA, the COFPOA, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Assets” means, with respect to any Person, all right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, of such Person.

“AVIC Zhuhai” means China National Aero-Technology Zhuhai Company Limited, a limited company registered in the People’s Republic of China.

“Books and Records” means, with respect to any Person, all books, records, files, plans, studies, reports, manuals, handbooks, catalogs, brochures, ledgers, drawings and other similar materials of or belonging to such Person or related to the business of such Person, whether in written, printed, electronic or computer printout form, or stored on computer discs or other data and Software storage and media devices, including, with respect to the Interfast Entities (i) all such items relating to Purchased Intellectual Property, (ii) all lists, including lists of customers, suppliers and personnel, (iii) all product, business and marketing plans, (iv) all operating records, (v) all personnel records with respect to Transferred Employees and Continuing Employees and (vi) all Tax Returns, Tax-related records and receipts.

“Bulk Sales Laws” means the Laws of any jurisdiction with respect to “bulk sales” or “bulk transfers” of Assets.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Los Angeles, California or Toronto, Ontario.

“Cash” means cash and cash equivalents as determined in accordance with GAAP, net of all declared and unpaid dividends and all outstanding checks and wire transfers.

“Code” means the Internal Revenue Code of 1986, as amended.

“COFPOA” means the Corruption of Foreign Public Officials Act (Canada).

“Company Representative” means any director, officer, agent, employee, or consultant of any Interfast Entity or any Excluded Entity, or any other Person acting for or on behalf of any Interfast Entity or any Excluded Entity (individually or collectively).

“Competition Act” means the Competition Act (Canada).

“Competition Law” means the Competition Act, the HSR Act, the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914 and any other Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Confidentiality Agreement” means the Confidentiality Agreement between Wesco Aircraft Hardware Corp., a California corporation, and Seller dated as of January 17, 2012.

“Consulting Agreement and Employment Offer Letter” means (a) a Consulting Agreement to be entered into at the Closing between Wesco Aircraft Hardware Corp. or one of its Affiliates, on the one hand, and Douglas Woollings, on the other hand, in substantially the form of Exhibit A hereto and (b) an employment offer letter to be delivered at or prior to the Closing by Wesco Aircraft Hardware Corp. or one of its Affiliates to, and accepted in writing by, Peter Oleck in substantially the form of Exhibit B hereto.

“Continuing Employees” means all of the Personnel of the Acquired Entities.

“Contract” means, with respect to any Person, any agreement, contract, lease, note, loan, evidence of Indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, license (including inbound and outbound licenses of Intellectual Property), instrument, obligation, commitment, purchase and sale order, quotation or other executory commitment to which such Person is a party or, in the case of any Acquired Entity, which relates to the Business or any Assets of any Acquired Entity (including any Purchased Assets), whether oral or written, express or implied, and which pursuant to its terms has not expired, terminated or been fully performed by the parties thereto.

“Cooperation Agreement” means the Cooperation Agreement dated November 19, 2011 between AVIC Zhuhai and Seller.

“Copyrights” means any and all of the following, and all rights arising out of or associated therewith, in each case, in any jurisdiction in the world: original works of authorship (whether copyrightable or not); copyrights, including unregistered and common law rights therein; moral or economic rights of authors; copyright registrations; and applications to register copyrights.

“Default” means (i) any material breach of or default under any Contract, (ii) the occurrence of any event that with the passage of time or the giving of notice or both would constitute a material breach of or default under any Contract, or (iii) the occurrence of any event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

“Disclosure Schedule” means Seller’s disclosure schedules attached hereto.

“Dollars” or “$” means Canadian dollars.

“Employee Plan” means each “employee benefit plan” as defined in Section 3.3 of ERISA (whether or not covered by ERISA), employment, consulting, severance, change in control or other similar contract, arrangement or policy (written or oral) and each plan, contract, arrangement, program, agreement, understanding or commitment (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, severance, retention, change in control, covenants of non-compete or nondisclosure, restrictive covenants, vacation benefits, retirement benefits, life, health, welfare, medical, dental, disability or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits), fringe benefits, bonus, or for deferred compensation, profit-sharing bonuses, stock options, stock bonus, stock appreciation rights, phantom stock rights, stock purchases, annual or long-term cash or stock-based incentive compensation, loan or loan guarantee, base pay or other forms of incentive compensation or post-retirement insurance, compensation or benefits and which is sponsored, funded, administered, entered into, maintained, contributed to, has been contributed to or required to be contributed to within the past six (6) years, as the case may be, by any Interfast Entity or its ERISA Affiliates, on behalf of current, former or retired employees, directors or officers or under which any Interfast Entity, or any of its ERISA Affiliates may incur any Liability, contingent or otherwise, whether funded or unfunded, insured or self-insured, registered or unregistered.

“Encumbrance” means any encumbrance, claim, lien, pledge, option, charge, mortgage, hypothec, easement, security interest, deed of trust, right-of-way, encroachment, building or use restriction, restriction on transfer or voting, right of first refusal or offer, outbound Intellectual Property license or grant of rights, joint or co-ownership interest, or other right of third parties, whether voluntarily incurred or arising by operation of Law, or other encumbrance of any nature which, in substance, secures payment or performance of an obligation including any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

“Environmental Law” means any Law and any judicial, legislative or administrative interpretation thereof, including any Governmental Order, relating to the environment, pollution, the effect of Substances on the environment or human safety or public health, emissions, discharges or releases of Substances into the environment, including into ambient air, surface water, groundwater or land, occupational safety and health, or otherwise relating to the Handling of Substances or the clean-up or other remediation of Substances, and all Permits issued pursuant to such Law.

“Equity Interests” of any Person means (i) shares of capital stock, issued share capital, limited liability company interests, unlimited liability company interests, partnership interests or other equity interests of such Person, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling the holder or any other Person to purchase or otherwise acquire, any capital stock, share capital, limited liability company interests, unlimited liability company interests, partnership interests or other equity interests of such Person, (iii) securities convertible into or exercisable or exchangeable for shares of capital stock, share capital, limited liability company interests, unlimited liability company interests, partnership interests or other equity interests of such Person, and (iv) equity equivalents, interests in the ownership or earnings of, or equity appreciation, phantom stock or other similar rights of, or with respect to, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, any Interfast Entity as set forth in Section 414(b), (c), (m), or (o) of the Code.

“ETA” means Part IX of the Excise Tax Act (Canada).

“Excluded Assets” means, notwithstanding anything in this Agreement to the contrary, the following Assets of Seller (or, for the avoidance of doubt with respect to clause (a) below, any Acquired Entity):

(a)                                 all Cash;

(b)                                 all rights under this Agreement and the Ancillary Agreements;

(c)                                  all Permits to the extent not transferable;

(d)                                 all rights to Tax refunds with respect to Pre-Closing Tax Periods;

(e)                                  the Oleck Note and all amounts receivable thereunder;

(f)                                   all of the Equity Interests of the Excluded Entities;

(g)                                  the Excluded JV Assets;

(h)                                 insurance policies and the right to receive insurance recoveries under such policies;

(i)                                     all minute books, corporate records and share certificates of Seller, all original Tax-related records and receipts of Seller which relate to Pre-Closing Tax Periods, and such other original records that Seller is required by Law to retain in its possession; and

(j)                                    each of the Assets listed on Section 1.1 of the Disclosure Schedule.

For the avoidance of doubt, all deferred Tax Assets set forth on the Books and Records of Seller established to reflect timing differences between book and Tax income shall be retained by Seller and shall not be included in the Purchased Assets.

“Excluded Entities” means, collectively, Interfast International, Interfast Asia, the JV Entity and any other direct or indirect Subsidiary of Seller (other than the Acquired Entities).

“Excluded JV Assets” means (a) the Equity Interests of Interfast Asia owned by Seller, (b) all of the Assets of Interfast Asia and its Subsidiaries, including Interfast Asia’s rights under the JV Agreement and the Equity Interests of the JV Entity owned by Interfast Asia, and (c) Seller’s rights under the Cooperation Agreement.

“Excluded Taxes” means (i) all Taxes imposed on the Purchased Assets or that otherwise arise with respect to the Business, in each case, for Pre-Closing Tax Periods, (ii) all Taxes of Seller or of any Excluded Entity that are or may become payable with respect to all taxable periods, including any Liability for such Taxes that arise as a result of transactions contemplated by this Agreement, (iii) any Transfer Taxes payable by Seller pursuant to Section 6.6(a) and (iv) all Taxes required to be withheld or deducted under the Income Tax Act (Canada), the Code, or a similar Tax Law imposing an income or capital tax with respect to amounts paid or payable, or deemed under the Income Tax Act (Canada), the Code, or such similar Tax Law to be paid or payable, with respect to the transactions contemplated by this Agreement.

“Facilities” means, with respect to any Person, all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and related facilities owned, leased, operated or used by such Person, or over which such Person has charge, management or control, in connection with the Business.

“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.)

“Financial Statements” means the Year-End Financial Statements and the Interim Financial Statements.

“Fraud” means fraud, including the fraudulent actions, omissions, statements and misrepresentations of a Person, which, for the avoidance of doubt, shall exclude actions, omissions, statements and misrepresentations that would constitute negligence or negligent misrepresentation.

“Full Title Guarantee” means full title guarantee, as such expression is defined under the Law of Property (Miscellaneous Provisions) Act of 1994 applying under the Laws of England and Wales.

“GAAP” means, except as otherwise expressly provided in this Agreement or in the Disclosure Schedule, generally accepted accounting principles in Canada in effect from time to time applied consistently throughout the period involved.

“Government Contract” means any Contract to which any Interfast Entity is a party or bound and the ultimate contracting party of which is a Governmental Authority (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract).

“Government Official” means (i) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) any political party or party official or candidate for political office or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (i) or (ii) of this definition.

“Governmental Authority” means (i) any national, federal, provincial, state, county, municipal, local, aboriginal or foreign government, or any court, tribunal, judicial or arbitral body or other entity, in each case exercising executive, legislative, judicial, regulatory, expropriation, taxing or administrative functions of or pertaining to government, (ii) any public international organization, (iii) any agency, division, bureau, department, commission, commissioner, governor-in-council, cabinet, minister, board, instrumentality, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition, (iv) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organization, or other Person described in the foregoing clauses (i), (ii) or (iii) of this definition, or (v) any political party.

“Governmental Order” means any writ, order, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Handling of Substances” means the production, use, generation, storage, treatment, recycling, disposal, discharge, release, spillage or other handling or disposition of Substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Improvements” means, with respect to any Person, any buildings, Facilities, other structures and improvements, appurtenances, building systems and fixtures (including fixed machinery and fixed equipment) located on or under any real property owned or leased by such Person.

“Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and any prepayment penalties or other similar amounts payable in connection with the repayment thereof on or prior to the Closing Date), including any loans from shareholders and any related party (within the meaning of the Income Tax Act (Canada)), (ii) obligations of such Person evidenced by bonds, notes, debentures, letters of credit, banker’s acceptances or similar instruments, (iii) obligations of such Person under capitalized leases, (iv) obligations of such Person under conditional sale, title retention or similar agreements or arrangements creating an obligation of such Person with respect to the deferred purchase price of property (other than customary trade credit), (v) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements, (vi) all interest, fees, prepayment and other expenses owed with respect to any indebtedness or Liabilities of the type referred to in clauses (i) through (v) above, and (vii) all obligations of such Person to guarantee any of the foregoing types of obligations, or which are guaranteed by, or secured by an Encumbrance on behalf of any other Person upon any Asset owned by such Person.

“Intellectual Property” means any and all of the following, and all rights arising out of or associated therewith, in each case in any jurisdiction in the world:  (i) Patents; (ii) Copyrights; (iii) Trademarks; (iv) Trade Secrets; (v) Software; (vi) rights to use the names, likenesses and other personal characteristics of any individual, including rights of privacy and publicity; (vii) telephone numbers, fax numbers, and IP addresses; and (viii) all other intellectual property or industrial property rights.

“Interfast Entities” means, collectively, Seller and each of the Acquired Entities.

“Interfast Europe Shares” means the ordinary shares of £1 each in the issued share capital of Interfast Europe.

“Interim Financial Statements” means the unaudited consolidated balance sheet of Seller as of January 31, 2012 and as of January 31, 2011, and the related unaudited consolidated statements of earnings and retained earnings of Seller for the four (4)-month periods then ended.

“Inventory” means, with respect to any Person, inventory held for resale, and all raw materials, works in process, finished products, spare parts, supplies, wrapping and packaging and similar items used or held for use in connection with the business of such Person, in each case wherever the same may be located.

“Investment Canada Act” means the Investment Canada Act (Canada).

“JV Agreement” means The Contract for Equity Joint Venture of Interfast-AVIC Aerospace Co. Ltd.  dated November 10, 2011 between AVIC Zhuhai and Interfast Asia.

“JV Entity” means Interfast-AVIC Aerospace Co., Ltd. a joint venture entity organized under the Laws of the People’s Republic of China.

“Knowledge” means (i) with respect to any Interfast Entity, any Excluded Entity, the Purchased Assets or the Business, those facts or circumstances actually known, after due inquiry, by any of the Specified Personnel of Seller; and (ii) with respect to Parent and Buyer, those facts or circumstances actually known, after due inquiry, by any of the Specified Personnel of Parent.  For purposes of this definition, the term “Specified Personnel” means: (A) with respect to Seller, Douglas Woollings, Peter Oleck, Pauline Mainville and Tom Worden and (B) with respect to Parent, Randy Snyder, Gregory Hann, Tommy Lee and Hal Weinstein.

“Laws” means all laws, statutes, constitutions, treaties, ordinances, regulations, rules, by-laws, notice requirements, court decisions, agency guidelines, principles of law, Governmental Orders and, to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Authority.

“Liabilities” means any liability, Indebtedness, obligation, commitment, expense or guaranty of or by any Person of any type, whether known, unknown, due, to become due, liquidated or unliquidated, accrued, absolute, contingent, matured or unmatured.

“Losses” means any and all losses, Liabilities, damages, deficiencies, claims, awards, demands, judgments, fines, penalties, costs and expenses, interest, costs of mitigation, and other losses and reasonable attorneys’ fees and all reasonable amounts paid in investigation, defense or settlement of the foregoing, whether incurred before, at or after the Closing.

“Majority Shareholder” means 747070 Ontario Limited, an Ontario corporation.

“Material Adverse Effect” means any change, event, occurrence, condition, development, circumstance or effect, individually or in the aggregate, that has, or would reasonably be expected to have, a material adverse effect on the Business, operations, Assets, Liabilities, condition (financial or otherwise) or operating results of the Interfast Entities taken as a whole, other than any such change, event, occurrence, condition, development, circumstance or effect resulting from or which would reasonably be expected to result from (i) the announcement or disclosure of this Agreement or the transactions contemplated hereby, (ii) any action taken (or omitted to be taken) by Seller or any of its Affiliates with the express written consent of Parent following the date of this Agreement, (iii) any action expressly contemplated to be taken pursuant to Section 6.5 and Section 8.2(m) of this Agreement, (iv) general economic, regulatory or political conditions or changes in the countries, territories or political subdivisions in which such Interfast Entities operate, (v) the occurrence of any natural disasters or acts of God, or (vi) changes in the debt, financing or securities markets; provided, however, that some or all of the changes, events, developments, circumstances, conditions or effects described in clauses (iv), (v) and (vi) shall be taken into account in determining whether there has been, a Material Adverse Effect if such changes, events, occurrences, conditions, developments, circumstances or effects, individually or in the aggregate, have, or would be reasonably expected to have, a disproportionate impact on the Interfast Entities relative to other companies operating in the industries in which such Interfast Entities operate.

“Net Working Capital” as of any date means (i) the current Assets of Seller included in the Purchased Assets and the current Assets of the Acquired Entities (excluding Tax Assets) on a consolidated basis as of such date minus (ii) the current Liabilities of Seller included in the Assumed Liabilities and the current Liabilities of the Acquired Entities (excluding deferred Tax Liabilities established to reflect timing differences between book and Tax income) on a consolidated basis as of such date.  Notwithstanding any of the foregoing to the contrary, Net Working Capital shall be determined in accordance with the assumptions, methodologies, procedures and principles set forth on Exhibit C hereto.

“Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (i) the Net Working Capital as of the Closing Date minus (ii) $66,650,000.

“Non-Compete Agreements” means non-compete agreements in substantially the form attached as Exhibit D hereto between Parent and Buyer, on the one hand, and each of Seller, Douglas Woollings and Peter Oleck, on the other hand.

“Oleck Note” means that certain Promissory Note issued by Peter Oleck to Seller dated April 8, 2008, as amended April 22, 2009, in the original principal amount of $1,312,159.50.

“Patents” means any and all of the following, and all rights arising out of or associated therewith, in each case, in any jurisdiction in the world:  patents and patent applications (including reissues, re-examinations, divisions, renewals, extensions, provisionals, continuations and continuations-in-part); inventions (whether or not patentable and whether or not reduced to practice); invention disclosures; inventor’s certificates; moral or economic rights of inventors; industrial designs; and all registrations and applications thereof.

“Permits” means, with respect to any Person, all permits, licenses, certificates, exemptions, approvals, authorizations or consents or orders of, or filings with, any Governmental Authority or other Person (including customer certifications) necessary for the use, occupancy or operation of the business of such Person as presently conducted by such Person as of the Closing Date.

“Permitted Encumbrances” means: (i) liens for Taxes or governmental charges or claims not yet due and payable; (ii) statutory liens of landlords, liens of carriers, warehouse persons, mechanics and material persons and other liens imposed by Law incurred in the ordinary course of business consistent with past practice for sums not yet due and payable or being contested in good faith, if, in each case, a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor; (iii) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business consistent with past practice; (iv) easements, rights-of-way, restrictions and other similar charges or Encumbrances on real property which, in each case, do not, individually or in the aggregate, interfere with the ordinary conduct of the Business and do not, individually or in the aggregate, detract from the value of the property to which such Encumbrance relates; and (v) other Encumbrances described in Section 1.1 of the Disclosure Schedule.

“Person” means any natural person, corporation, partnership, limited liability company, unlimited liability company, joint stock company, joint venture, association, company, trust or other organization or any Governmental Authority.

“Personal Property Leases” means all of the existing leases entered into by the Interfast Entities with respect to the personal property owned, used or held for use in the Business.

“Personnel” means, with respect to any Person, all employees, officers, directors, consultants and independent contractors of, employed by or contracting with such Person.

“Post-Closing Tax Period” means all taxable periods beginning after the Closing Date and with respect to a taxable period that begins on or before and ends after the Closing Date, the portion of such taxable period that begins on the day after the Closing Date.

“Pre-Closing Tax Period” means all taxable periods ending on or prior to the Closing Date and with respect to a taxable period that begins on or before and ends after the Closing Date, the portion of such taxable period that ends on and includes the Closing Date.

“Purchased Intellectual Property” means (i) all of the items listed on Section 4.13(a) of the Disclosure Schedule and (ii) all right, title and interest in all other Intellectual Property of any Interfast Entity constituting, or used or useful in connection with, or related to, the Business, including the right to sue and collect for past or future infringement, misappropriation or other unauthorized use of any of the foregoing, any and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any of the foregoing, and all goodwill associated or arising in connection with any of the foregoing.

“Purchased Shares” means all of the Equity Interests of Interfast USA Holdings and Interfast Europe (including the Interfast Europe Shares).

“QSTA” means An Act respecting the Quebec sales tax.

“Real Property Leases” means all leases entered into by the Interfast Entities in respect of the Leased Real Property.

“Representative” means, with respect to any Person, any officer, director, member, manager, partner, principal, attorney, accountant, investment banker, agent, employee or other representative of such Person.

“Software” means any and all software of any type (including programs, applications, middleware, utilities, tools, drivers, firmware, microcode, scripts, batch files, JCL files, instruction sets and macros) and in any form (including source code, object code and executable code), databases and associated data and related documentation, and all rights arising out of or associated with any of the foregoing, in each case in any jurisdiction in the world.

“Subsidiary” of any Person means any other Person (i) of which such first Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, at least 50% of the stock or other Equity Interests of such other Person, (ii) which is controlled by such first Person or (iii) the operations of which are consolidated with such first Person, pursuant to GAAP, for financial reporting purposes.

“Substances” means:  (i) petroleum, petroleum-based or petroleum-derived products; (ii) waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (iii) any waste, gas or other substance or material that is explosive, radioactive or infectious; (iv) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” “toxic chemical” or “toxic substance” as designated, listed or defined (whether expressly or by reference) in any Law (including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. and any other so-called “superfund” or “superlien” law, the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., and the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and the respective regulations promulgated thereunder, or any analogous

Laws); (v) any other substance or material (regardless of physical form) or form of energy that is subject to any Law which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (vi) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clauses (i), (ii), (iii), (iv) or (v) above.

“Tax” or “Taxes” means any federal, provincial, state, local or foreign net or gross income, gross receipts, goods and services, license, excise, severance, stamp, occupation, premium, production, capital, capital stock, custom duties (including taxes under Section 59A of the Code), franchise, profits, withholding, payroll, employment, insurance contributions, employee health, health, government pension plans, premiums for contributions, registration, national insurance contributions, social security (or similar), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, harmonized sales, use, offer, registration, ad valorem, business, transfer, value added, alternative or add-on minimum, estimated or other tax, governmental fee or like assessment or charge of any kind whatsoever, including any interest, penalty or addition thereto, whether as a primary obligor, as a result of being a transferee, successor, or a member of an affiliated, consolidated, unitary, or combined group, or by contract, pursuant to Law or otherwise.

“Tax Return” means any return, election, estimated tax filing, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, supplement or attachment thereto, and including any amendments thereof.

“Trade Secrets” means any and all of the following, and all rights associated therewith, in each case, in any jurisdiction in the world:  trade secrets; know-how; and other confidential or proprietary information; in each case in any form or medium, and which in each case include research and development plans or results, formulas, compositions, manufacturing and production processes and techniques, manufacturing plans, setup methodologies, facilities and process flow, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, financial reports and information, business and marketing plans and proposals and purchasing processes and methodologies.

“Trademarks” means any and all of the following, and all rights arising out of or associated therewith, in each case, in any jurisdiction in the world:  trademarks; service marks; certification marks; trade names; corporate names; domain names; logos; trade dress; and other protectable indicia of source or origin, including unregistered and common law rights in the foregoing; all translations, adaptations, derivations and combinations of any of the foregoing; all goodwill associated with each of the foregoing; and all registrations of and applications to register any of the foregoing.

“Transaction Related Expenses” means (i) the fees and disbursements of Seller, its Affiliates and its independent accountants or financial or other advisors arising in connection with the transactions contemplated hereby, (ii) any expenses incurred by or for the benefit of Seller or its Affiliates in connection with the transactions contemplated hereby or for which they may have any Liability, and (iii) any payments made or required to be made to Personnel of the

Interfast Entities and their respective Affiliates as a result of the transactions contemplated hereby.

“VAT” means value added tax imposed in any member state of the European Union pursuant to EC Council Directive 2006/112 on the common system of value added tax and national legislation implementing that Directive or any predecessor to it or supplemental to that Directive and any other sales or turnover Tax of a similar nature imposed in any country that is not a member of the European Union or any Tax of a similar nature which may be substituted for or levied in addition to it, other than the Taxes imposed under the ETA and QSTA.

“Woollings Note” means that certain Promissory Note issued by Seller in favor of Douglas Woollings, dated December 9, 2009 in the original principal amount of $6,037,825.03.

“Year-End Financial Statements” means the audited consolidated balance sheet of Seller as of September 30, 2011 and as of September 30, 2010, and the related audited consolidated statements of earnings and retained earnings and cash flows of Seller for the fiscal years then ended, together with the notes thereto.

Section 1.2                                    Other Defined Terms.  The following terms have the meanings defined for such terms in the Sections set forth below:

Term	Section

280G Approval	6.7(i)
401(k) Plan	6.7(f)
Acquired Plans	4.16(a)
Active Employee	6.7(a)
Adjustment Amount	2.5(b)
Adverse Condition	6.1(d)
Agreement	Preamble
Allocated Purchase Price	2.6
Allocation	2.6
Arbitrator	2.5(d)
Assumed Liabilities	2.2
Business	Recitals
Business Losses	8.2(m)
Buyer Indemnification Cap	8.2(f)
Buyer Indemnified Parties	8.2(a)
Buyer Threshold Amount	8.2(f)
Buyer	Preamble
Cash Purchase Price	2.4(b)
Claim	8.2(c)
Claim Notice	8.2(c)
Closing	3.1
Closing Date	3.1
Closing Dispute Notice	2.5(c)
Closing Dispute Period	2.5(c)
Employment Laws	4.17(a)

Term	Section

Escrow Account	2.4(b)(ii)
Escrow Agent	2.4(b)(ii)
Escrow Agreement	2.4(b)(ii)
Escrow Amount	2.4(b)(ii)
Estimated Closing Balance Sheet	2.4(a)
Estimated Net Working Capital Adjustment Amount	2.4(a)
Excess Working Capital Adjustment Amount	2.5(b)(ii)
Excluded Liabilities	2.3
Final Closing Statement	2.5(a)
Final Closing Balance Sheet	2.5(a)
Final Net Working Capital Adjustment Amount	2.5(a)
Foreign Plans	4.16(l)
Guaranty	3.2(f)
Indemnification Escrow Amount	2.4(b)(ii)
Indemnification Escrow Funds	2.5(b)(ii)
Indemnified Party	8.2(c)
Indemnifying Party	8.2(c)
Insurance Policies	4.22(a)
Interfast Asia	Recitals
Interfast Europe	Recitals
Interfast Europe Power of Attorney	3.2(h)(i)(C)
Interfast International	Recitals
Interfast USA	Recitals
Interfast USA Holdings	Recitals
Leased Real Property	4.12(a)
Licensed Intellectual Property	4.13(b)
Machinery and Equipment	4.11(a)
Material Contracts	4.10(a)
Multiemployer Plan	4.16(f)
Non-Assignable Rights	2.1(b)
OSHA	4.17(d)
Parent	Preamble
Phantom Stock Plan	6.7(h)
PIPEDA	4.33
Pre-Closing Tax Returns	6.6(b)
Proposed Acquisition Transaction	6.2
Purchased Assets	2.1(a)
Registered Intellectual Property	4.13(a)
Relevant Transfer	4.17(e)
Revised Allocation	2.6
Seller	Preamble
Seller Employment Liabilities	2.3(o)
Seller Group	8.2(m)
Seller Indemnification Cap	8.2(e)
Seller Indemnified Parties	8.2(b)

Term	Section

Seller Threshold Amount	8.2(e)
Straddle Period Tax Returns	6.6(b)
Tax Contest	6.6(f)
Transfer Taxes	6.6(e)
Transferred Employees	6.7(a)
Valuation Firm	2.6
Working Capital Adjustment Escrow Amount	2.4(b)(ii)
Working Capital Adjustment Escrow Funds	2.5(b)(i)

Section 1.3                                    Construction.

(a)                                 Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words or terms using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.

(b)                                 References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)                                  References to statutes shall include all regulations promulgated thereunder and references to any statute or regulation shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing such statute or regulation.

(d)                                 The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party.

(e)                                  The Disclosure Schedule and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

ARTICLE 2.
PURCHASE AND SALE OF ASSETS

Section 2.1                                    Transfer of Purchased Assets.

(a)                                 Upon the terms and subject to the conditions contained herein, at the Closing, Seller will (x) sell, convey, transfer, assign and deliver to Parent, and Parent will purchase from Seller, free and clear of any Encumbrances, all of the Purchased Shares (with respect to the Interfast Europe Shares, with Full Title Guarantee) and (y) sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s Assets (other than the Purchased Shares), including all of Seller’s right, title and interest in all Assets constituting, or used or useful in connection with, or related to, the Business, except for the Excluded Assets (the

Assets described in clauses (x) and (y), collectively, the “Purchased Assets”), including all of the following Assets of Seller:

(i)                                     accounts and notes receivable (whether current or noncurrent), including all amounts due to Seller from the Acquired Entities, and all refunds, deposits, prepayments or prepaid expenses, including any prepaid insurance premiums;

(ii)                                  Contracts relating or pertaining to the Business or the Purchased Assets;

(iii)                               Inventory;

(iv)                              Real Property Leases;

(v)                                 Improvements;

(vi)                              Machinery and Equipment;

(vii)                           original Books and Records of Seller and each Acquired Entity, other than original Tax-related records and receipts of Seller which relate to Pre-Closing Tax Periods and other than original records that Seller is required by law to retain in its possession;

(viii)                        Purchased Intellectual Property;

(ix)                              Permits (to the extent transferable);

(x)                                 computer hardware and other hardware (including servers, routers, desktops, laptops, peripherals and mobile computing devices);

(xi)                              all non-disclosure, non-competition, non-solicitation and assignment of inventions agreements entered into with all Personnel of Seller;

(xii)                           all personnel and employment records relating to Transferred Employees and Continuing Employees;

(xiii)                        prepayments (including security deposits) of Seller relating or pertaining to the Business or the Purchased Assets, excluding prepaid Taxes;

(xiv)                       rights under or pursuant to all warranties, representations, guarantees, and indemnities made by, and other rebate or credit obligations of, third parties in favour of Seller relating or pertaining to the Business, the Purchased Assets or the Assumed Liabilities;

(xv)                          claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind in favour of Seller relating to the Purchased Assets or the Assumed Liabilities against any Person (including any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by Seller on or prior to the Closing Date); and

(xvi)                       all goodwill of Seller pertaining to the Business and the Purchased Assets.

(b)                                 Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset (or transfer pursuant to a change of control or otherwise any Asset of any Acquired Entity) or any right thereunder (in each case, a “Non-Assignable Right”) if an attempted assignment or transfer, without the consent of, or other action by, any third party or Governmental Authority, would constitute a breach or other contravention thereof or of any Law or Default thereunder.  If any such consent to assignment or transfer, or other action, as applicable, under any Contract to which Seller or any Acquired Entity is a party, is not obtained prior to Closing (or is obtained subject to a condition that would reasonably be expected to adversely affect the rights of Parent, Buyer or their respective Affiliates thereunder), Seller will (i) cooperate to promptly apply for and use commercially reasonable efforts to obtain such consent or other action, on terms reasonably satisfactory to Parent, and (ii) prior to obtaining such consent or other action, cooperate with Parent and Buyer in any reasonable arrangement to provide Parent and Buyer with the benefits of, and be responsible for the obligations under, the relevant Non-Assignable Right or other Contract in accordance with this Agreement to the maximum extent permitted by applicable Law (including, if requested by Parent, holding any such Non-Assignable Right in trust for Parent and Buyer or acting as agent for Parent and Buyer), provided that in each case Parent shall be entitled to direct Seller to use commercially reasonable efforts to enforce, at the cost, and for the account, of Parent and Buyer, any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

(c)                                  Seller will promptly pay over to Parent and Buyer, as applicable, all moneys collected by or paid to Seller after the Closing Date in respect of (i) all Contracts, accounts receivable and other items included in or arising from the Purchased Assets, and payments under letters of credit for the benefit of Seller with respect thereto, and (ii) all payments in respect of Non-Assignable Rights (subject to the terms and conditions of any arrangements among the parties pursuant to Section 2.1(b)).

Section 2.2                                    Assumption of Liabilities.  Upon the terms and subject to the conditions contained herein, at the Closing, Parent and/or Buyer shall assume and agree to discharge the following, and only the following, Liabilities of Seller and the Acquired Entities, as applicable (the “Assumed Liabilities”):

(a)                                 Liabilities and obligations relating to the Purchased Assets and the Acquired Entities that accrue, or arise out of or relate to events or occurrences that occur, after the Closing Date, but excluding (i) any Liability for any Default under any Contract to which any Interfast Entity is a party that occurs on or prior to the Closing Date, (ii) any Excluded Taxes and (iii) any Taxes for which the Buyer Indemnified Parties are entitled to indemnification pursuant to Section 6.6(a);

(b)                                 accounts payable, accrued expenses and other current Liabilities of the Interfast Entities reflected in the Final Closing Balance Sheet, which, for the avoidance of doubt, shall not include any Excluded Taxes or any Taxes for which the Buyer Indemnified Parties are entitled to indemnification pursuant to Section 6.6(a);

(c)                                  any Liability to customers of the Business under written warranties made by Seller or any Acquired Entity, but solely to the extent that such Liability is covered under a valid manufacturer warranty for which Parent or Buyer is entitled to seek reimbursement from the applicable manufacturer; and

(d)                                 Liabilities described in Section 6.7(b) and Section 6.7(g) of this Agreement, subject to the terms thereof, all Liabilities relating to or arising from any Acquired Plan in respect of periods subsequent to the Closing Date, and all Liabilities for accrued vacation benefits of Continuing Employees.

Section 2.3                                    Excluded Liabilities.  Notwithstanding anything in this Agreement to the contrary, except for the Assumed Liabilities expressly specified in Section 2.2 and subject to Section 6.7 and Section 8.2(m), neither Parent nor Buyer shall assume, or otherwise be responsible for, any Liabilities of Seller, any Excluded Entity or any of their respective Affiliates (other than Liabilities of the Acquired Entities by virtue of the acquisition by Parent or Buyer of the Equity Interests thereof, but subject to the next proceeding sentence), whether accruing, or arising out of or relating to events or occurrences that occur, on, prior to or (except as may be limited by the following sentence) after the Closing Date (the “Excluded Liabilities”).  Excluded Liabilities shall also include all Liabilities of the Acquired Entities, other than Assumed Liabilities, accruing, arising out of or relating to events or occurrences that occur on or prior to the Closing Date, and shall further include all Liabilities (other than Assumed Liabilities or as otherwise expressly set forth below):

(a)                                 with respect to any Indebtedness or other Liability of any Interfast Entity, including Indebtedness or other Liability of any Acquired Entity owed to Seller or any of its Affiliates (other than the Acquired Entities);

(b)                                 for or in respect of Excluded Taxes;

(c)                                  for Transaction Related Expenses;

(d)                                 under any Bulk Sales Laws;

(e)                                  under the Woollings Note;

(f)                                   of Seller, any Excluded Entity or any of their respective Affiliates or Representatives that specifically arise under this Agreement, any Ancillary Agreement to which Seller or such Excluded Entity, Affiliate or Representative is a party, or otherwise in connection with the Closing or the transactions contemplated by this Agreement;

(g)                                  related to or arising from any Excluded Asset, except as contemplated in Section 6.7 and Section 8.2(m);

(h)                                 arising from any injury to or death of any Person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory, arising from or related to events which occurred or conditions in existence on or prior to the Closing Date;

(i)                                     accruing, arising out of or relating to events or occurrences that occur on or prior to the Closing Date, other than Assumed Liabilities or as contemplated in Section 6.7 or Section 8.2(m);

(j)                                    that arise out of or relate to services performed by, or goods sold by, or actions or omissions of, Seller or any of its Affiliates (including the Acquired Entities) on or prior to the Closing Date, even though a claim may be made or filed after the Closing Date, including the amount of any warranty claim in excess of amounts covered under a valid manufacturer warranty, other than Assumed Liabilities;

(k)                                 the obligations of Interfast Asia under the JV Agreement;

(l)                                     the obligations of Seller under the Cooperation Agreement;

(m)                             arising out of or resulting from compliance or noncompliance by Seller or any of its Affiliates (including the Acquired Entities) on or prior to the Closing Date with any Law (including any Environmental Law);

(n)                                 arising out of the Handling of Substances by Seller or any of its Affiliates (including the Acquired Entities) on or prior to the Closing Date;

(o)                                 subject to Section 6.7, in respect of, or arising out of or in connection with the employment or cessation of employment with Seller or, for periods prior to the Closing Date, any Acquired Entity, of any employees or former employees (or the failure to hire or engage any prospective employee or other service provider), including (i) any Liability under any employment or consulting agreement, whether or not written, between any Interfast Entity and any Person, except as provided in Section 6.7(b); (ii) any Liability under, relating to or arising from any Employee Plan other than Liabilities under Acquired Plans that are incurred solely with respect to any period after Closing; (iii) all employment-related claims, or any claim of an unfair labour practice or grievance or any claim under any unemployment compensation, employment standards, pay equity or workers’ compensation law or regulation or under any federal, provincial, state, or foreign employment discrimination or human rights law or regulation, which shall have been asserted on or prior to the Closing Date or is based on acts, omissions, events or services which occurred on or prior to the Closing Date, whether or not the affected employees are hired by Buyer; (iv) any Liability relating to payroll, salary, bonuses, commissions, health benefits, sick pay or any other compensation for any current or former employee, director, officer, consultant or independent contractor of Seller or any Acquired Entity (except with respect to Liabilities for any period after the Closing); (v) with respect to any actual or alleged pre-Closing agreements or promises by Seller to current or former employees, directors, officers, consultants or independent contractors regarding compensation or benefits (including in respect of periods on or prior to the Closing Date), including stock options, equity or equity-based compensation plans, programs or arrangements maintained by Seller; (vi) all severance payments, damages for wrongful or unfair dismissal and all related costs in respect of the termination by Seller or, prior to Closing, any Acquired Entity of the employment of any employee of Seller or any Acquired Entity; (vii) all Liabilities for claims for injury, disability, death or workers’ compensation arising from or related to employment with Seller or any Acquired Entity on or prior to the Closing Date; (viii) any Liability with respect to the Phantom Stock Plan and (ix) any Taxes (including any related withholding) related to any of the foregoing (the Liabilities described in this Section 2.3(o), which, subject to Section 6.7, include, for the avoidance of doubt, all such Liabilities of the Acquired Entities arising on or prior to the Closing, are referred to as “Seller Employment Liabilities”);

(p)                                 with respect to any actual or alleged agreement or promises (such as volume guarantees) to vendors or suppliers, other than with respect to Material Contracts set forth on Section 4.10(a) of the Disclosure Schedule;

(q)                                 under that certain Technology Partnership Canada Agreement, dated December 21, 2004, by and between Her Majesty the Queen in Right of Canada, as represented by the Minister of Industry, and Seller, as amended from time to time;

(r)                                    under that certain Credit Agreement between Seller and Comerica Bank, dated as of August 5, 2009, as amended from time to time;

(s)                                   with respect to any Excluded Entity, including Liabilities accruing, arising out of or relating to any act or omission by, or on behalf of, any Interfast Entity or any of its Affiliates or Representatives with respect to the JV Entity, Interfast Asia or any other Excluded Entity or their respective Assets, businesses or Liabilities; and

(t)                                    described on Section 2.3(t) of the Disclosure Schedule.

Section 2.4                                    Purchase Price.

(a)                                 No later than five (5) Business Days prior to the Closing Date, Seller shall prepare (in consultation and cooperation with Parent) and deliver to Parent a written statement, certified by the chief financial officer of Seller and prepared in good faith, setting forth in reasonable detail Seller’s good faith estimates (including work sheets and other reasonable supporting documentation showing the calculation of such estimates, all in a form similar to that which was delivered to Parent prior to the date hereof) of (i) the consolidated balance sheet of Seller as of the Closing Date (the “Estimated Closing Balance Sheet”) and (ii) the Net Working Capital Adjustment Amount as of the Closing Date, which may be positive or negative (the “Estimated Net Working Capital Adjustment Amount”); provided, however, that in the event that Parent notifies Seller prior to the Closing Date that it disputes Seller’s estimate of the Net Working Capital Adjustment Amount or any component thereof, then Parent and Seller shall cooperate in good faith to resolve any such dispute as promptly as practicable, and modify the Estimated Net Working Capital Adjustment Amount and its component calculations as appropriate to reflect any agreed adjustments thereto (it being understood that any such dispute and cooperation to resolve any such dispute shall not, unless otherwise agreed by the parties in writing, result in any extension of the Closing Date).  The Estimated Closing Balance Sheet and the Estimated Net Working Capital Adjustment Amount shall be prepared in accordance with

Exhibit C.  For the avoidance of doubt, if the Net Working Capital Adjustment Amount as calculated pursuant to this Section 2.4(a) is negative, the Cash Purchase Price will be reduced by such difference, and if it is positive, the Cash Purchase Price will be increased by such difference.

(b)                                 Upon the terms and subject to the conditions set forth in this Agreement, Parent and Buyer agree to pay Seller an aggregate amount equal to $134,000,000 (the “Cash Purchase Price”).  The Cash Purchase Price (excluding any adjustment pursuant to Section 2.5) shall be paid at Closing and delivered by or on behalf of Parent and Buyer as follows:

(i)                                     an amount in cash equal to (A) the Cash Purchase Price plus (B) the Estimated Net Working Capital Adjustment Amount minus (C) the Escrow Amount, by wire transfer of immediately available funds to an account designated by Seller prior to the Closing Date; and

(ii)                                  an amount in cash equal to (A) $1,000,000 (the “Working Capital Adjustment Escrow Amount”) plus (B) $13,400,000 (the “Indemnification Escrow Amount” and together with the Working Capital Adjustment Escrow Amount, the “Escrow Amount”) by wire transfer of immediately available funds to one or more accounts designated by an escrow agent mutually agreed upon by Parent and Seller (the “Escrow Agent”) prior to the Closing Date, to be held in escrow in two separate accounts (the “Escrow Accounts”) in accordance with the terms and conditions of this Agreement and an escrow agreement among Parent, Buyer, Seller and the Escrow Agent in substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”). The Escrow Amount shall be released from escrow and paid in accordance with the terms of this Agreement and the Escrow Agreement.

Section 2.5                                    Final Net Working Capital Adjustment.

(a)                                 Final Closing Statement.  Within ninety (90) days after the Closing Date, Parent will prepare, or cause to be prepared, and deliver to Seller, a closing statement (the “Final Closing Statement”) consisting of (i) an unaudited consolidated balance sheet of Seller as of the Closing Date (the “Final Closing Balance Sheet”) and (ii) a written notice setting forth Parent and Buyer’s calculation of the Net Working Capital Adjustment Amount (the “Final Net Working Capital Adjustment Amount”).  The Final Closing Balance Sheet and the Final Net Working Capital Adjustment Amount shall be prepared in accordance with Exhibit C hereto.

(b)                                 Adjustment Amount.  The “Adjustment Amount,” which may be positive or negative, shall be equal to (x) the Final Net Working Capital Adjustment Amount minus (y) the Estimated Net Working Capital Adjustment Amount.

(i)                                     If the Adjustment Amount is a positive number, then (A) Parent and Buyer shall promptly pay, or cause to be paid, to Seller an amount equal to the Adjustment Amount and (B) Parent and Seller shall promptly issue joint written instructions to the Escrow Agent to cause the Escrow Agent to pay the Working Capital Adjustment Escrow Amount, and any proceeds, income and reinvestments thereon (collectively, net of any amounts released from the Escrow Account established to hold the Working Capital Adjustment Escrow Amount, the “Working Capital Adjustment Escrow Funds”) to an account designated by Seller.

(ii)                                  If the Adjustment Amount is a negative number, then Parent and Seller shall promptly issue joint written instructions to the Escrow Agent to cause the Escrow Agent to pay from the Working Capital Adjustment Escrow Funds to an account designated by Parent an amount equal to the absolute value of the Adjustment Amount.  If the absolute value of the Adjustment Amount is greater than the Working Capital Adjustment Escrow Funds (the amount of such excess, the “Excess Working Capital Adjustment Amount”), then Parent shall have the option, in its sole discretion, to (A) require, pursuant to a written notice delivered to the Escrow Agent and Seller, that the Excess Working Capital Adjustment Amount be released and paid, subject to the terms and conditions of the Escrow Agreement, by the Escrow Agent from the Indemnification Escrow Amount and any proceeds, income and reinvestments thereon (collectively, net of any amounts released from the Escrow Account established to hold the Indemnification Escrow Amount, the “Indemnification Escrow Funds”) (in which case any payment so made shall reduce the Indemnification Escrow Funds by a corresponding amount) or (B) require, pursuant to written notice delivered to Seller, that Seller promptly pay to an account designated by Parent the Excess Working Capital Adjustment Amount.  If the absolute value of the Adjustment Amount is less than the Working Capital Adjustment Escrow Funds, then Parent and Seller shall promptly issue joint written instructions to the Escrow Agent to cause the Escrow Agent to pay the remainder of the Working Capital Adjustment Escrow Funds to an account designated by Seller.

(c)                                  Disputed Adjustment Amount.  Seller shall have fifteen (15) days from the date that Parent delivers the Final Closing Statement (the “Closing Dispute Period”) to notify Parent, in writing, as to whether Seller disagrees with the calculations set forth in the Final Closing Statement (such notice, a “Closing Dispute Notice”); provided, however, that a Closing Dispute Notice may only include objections based on (i) the failure of the Final Closing Statement to comply with Exhibit C hereto and/or (ii) mathematical errors in the computations in the Final Closing Statement.  During the Closing Dispute Period, Seller and its accountants shall be permitted to review (during regular business hours and upon reasonable prior notice) the working papers of Parent and Buyer and (where applicable and subject to Seller and its accountants entering into any undertakings required by Parent or Buyer’s accountants) Parent’s and Buyer’s accountants relating to the matters set forth in the Final Closing Statement.  If Seller fails to deliver a Closing Dispute Notice in accordance with this Agreement during the applicable Closing Dispute Period, then (A) the Closing Date Balance Sheet as delivered by Parent shall be deemed to have been correctly prepared, and (B) Parent’s calculation of the items set forth in the Final Closing Statement shall be deemed to be final and correct and shall be binding upon all of the parties hereto.  Any matter not specifically referenced in the Closing Dispute Notice shall be conclusively deemed to have been agreed upon by the parties.

(d)                                 Resolution of Disputed Adjustment Amount.

(i)                                     Parent and Seller shall use their reasonable best efforts for a period of thirty (30) calendar days after Seller’s delivery of a Closing Dispute Notice (or such longer period as Parent and Seller shall mutually agree upon) to resolve any disagreements raised by Seller in such Closing Dispute Notice.  If, at the end of such period, Parent and Seller are unable to resolve such disagreements, the parties shall jointly select RSM Richter Chamberland (Toronto office) or, if it is unable or unwilling to serve, another independent accounting firm of recognized international standing (the “Arbitrator”) for review and resolution of all matters (but only such matters) which remain in dispute and which were properly included in the Closing Dispute Notice.  The parties shall instruct the Arbitrator to, and the Arbitrator shall, make a final determination of the items included in the Closing Dispute Notice (to the extent such amounts are in dispute) in accordance with the guidelines and procedures set forth in this Agreement.  The parties shall instruct the Arbitrator to not, and the Arbitrator shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Parent, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Parent, on the one hand, or Seller, on the other hand.  Parent and Seller shall also instruct the Arbitrator to, and the Arbitrator shall, make its determination based solely on presentations by Parent and Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review).  The determination by the Arbitrator shall be final, binding and conclusive on all parties.  Parent and Seller shall use their reasonable best efforts to cause the Arbitrator to make its determination within thirty (30) calendar days of accepting its selection.  Within five (5) Business Days after the date of determination of the Arbitrator, Parent and Seller shall cause the Adjustment Amount to be paid in accordance with Section 2.5(b)(i) or Section 2.5(b)(ii), as applicable.

(ii)                                  The dispute resolution procedures set forth in this Section 2.5(d) are the sole and exclusive means and remedy for determining and calculating the Final Closing Statement and the components thereof for the purposes of this Section 2.5, other than in the event of Fraud, in which case the aggrieved party shall be entitled to such other rights and remedies as are permitted by applicable Law.

(e)                                  Method of Payments.  All payments made by or on behalf of Parent, Buyer or Seller pursuant to this Section 2.5 shall be made by wire transfer of immediately available funds to an account designated by the payee in writing.

Section 2.6                                    Allocation of Purchase Price.  As soon as practicable after the date hereof, Parent shall retain (at its sole cost and expense) Valuation Research Corporation or such other independent accounting or valuation firm selected by Parent and reasonably satisfactory to Seller (the “Valuation Firm”), to determine an allocation in accordance with applicable standards (the “Allocation”) of the Cash Purchase Price, together with the Assumed Liabilities treated as purchase price for Tax purposes (collectively, the “Allocated Purchase Price”), among the Purchased Assets (including all of the Equity Interests of Interfast USA Holdings and Interfast Europe) and the Non-Compete Agreements in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any comparable provisions of state, local and any non-U.S. Tax Law).  Parent and Seller shall each have an opportunity to provide comments, in good faith, to the Valuation Firm as to an appropriate Allocation, provided that the determination of the Allocation by the Valuation Firm shall be final and binding on the parties.  The Parent shall instruct the Valuation Firm to prepare and deliver a draft of the Allocation to Parent and Seller for comment as soon as practicable after the date hereof and to prepare and deliver to Parent and

Seller the final Allocation within ninety (90) days after the Closing Date (or such shorter period otherwise required by applicable Law).  Seller, Parent and Buyer shall prepare and file their Tax Returns in a manner consistent with the Allocation, as adjusted by Parent, acting reasonably, and delivered to Seller for any adjustments to the Allocated Purchase Price under this Agreement (the “Revised Allocation”).  Seller, Parent and Buyer agree that they will not take, or cause or permit to be taken, any position on any Tax Return that would be inconsistent with, prejudice or otherwise adversely affect the Revised Allocation, without the prior written consent of the other parties; provided, however, that nothing contained herein shall prevent any party or its Affiliates from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Revised Allocation, and no party hereto or its Affiliates shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Revised Allocation.  Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 2.6 shall survive the Closing.

Section 2.7                                    Withholding.  Notwithstanding any other provision of this Agreement, Parent and Buyer shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered to any Person in connection with the transactions contemplated in this Agreement, including in respect of amounts, if any, allocable to the Non-Compete Agreements, to any Person such amounts that Parent or Buyer is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of federal, state, provincial, local, or non-U.S. Law.  To the extent that amounts are so withheld by Parent or Buyer, Parent or Buyer shall disburse such withheld amounts to the applicable Governmental Authority and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.8                                    Acquisition by Buyer.  Notwithstanding anything in this Agreement to the contrary, the parties acknowledge that Parent and Buyer intend that (a) Parent or Buyer, as applicable, will acquire the Purchased Assets and Assumed Liabilities directly or (b) Parent and/or Buyer may assign its rights hereunder prior to the Closing in accordance with Section 9.8 to one or more wholly-owned Subsidiaries of Parent or Buyer, whether existing on the date hereof or formed prior to the Closing, and to cause such Subsidiaries to acquire, alone or together with Parent and/or Buyer, the Purchased Assets and Assumed Liabilities; provided, that in the event of any assignment under this clause (b), Parent agrees that it shall be responsible for the performance of Buyer’s obligations, and shall not be released from any of its obligations, under this Agreement following such assignment.

ARTICLE 3.
CLOSING

Section 3.1                                    Closing.  The closing of the transactions contemplated herein (the “Closing”) shall be held on the third Business Day after all of the conditions set forth in Article 7 have been fully satisfied or waived by the applicable party (the “Closing Date”) at the offices of Stikeman Elliott LLP, 199 Bay Street, Toronto, ON M5L 1B9.

Section 3.2                                    Conveyances at Closing.

(a)                                 Instruments and Possession.  At the Closing, Seller shall execute (other than documents described in subclauses (i) through (iii) below that do not require execution) and deliver to Parent and Buyer:

(i)                                     a certificate of status, compliance, good standing or like certificate with respect to Seller issued by appropriate Government Officials of its jurisdiction of incorporation;

(ii)                                  a certificate of status, compliance, good standing or like certificate with respect to each Acquired Entity issued by appropriate Government Officials of its jurisdiction of incorporation or organization, as applicable, and each jurisdiction in which such Acquired Entity is qualified, licensed or registered to do business;

(iii)                               (A) original Books and Records of Seller and each Acquired Entity, other than original Tax-related records and receipts of Seller that relate to Pre-Closing Tax Periods and original records that Seller is required by Law to retain in its possession, and (B) copies of Books and Records of Seller that relate to Pre-Closing Tax Periods and copies of records that Seller is required by Law to retain in its possession in each case to the extent related to the Purchased Assets or any Acquired Entity;

(iv)                              one or more bills of sale conveying in the aggregate all tangible personal property included in the Purchased Assets;

(v)                                 assignments of all Real Property Leases of Seller and all Personal Property Leases of Seller included in the Purchased Assets;

(vi)                              assignments of all Contracts of Seller included in the Purchased Assets;

(vii)                           assignment(s) of all Registered Intellectual Property included in the Purchased Assets, in form suitable for recordation with the applicable Governmental Authority;

(viii)                        all Ancillary Agreements to which Seller or any of its employees or Affiliates is a party, duly executed by such Seller or such employees or Affiliates, as applicable;

(ix)                              all documents, including executed UCC-3 termination statements and PPSA financing change statements, as are necessary to (A) release all Encumbrances on the Purchased Shares and (B) release all Encumbrances (other than Permitted Encumbrances) on all other Purchased Assets and all of the Assets of the Acquired Entities; and

(x)                                 such other instruments as shall be reasonably requested by Parent to vest in Parent or Buyer such right, title or interest in and to the Purchased Assets in accordance with the provisions hereof.

(b)                                 Assumption and Other Documents.  At the Closing, Parent and Buyer shall execute (other than documents described in subclause (i) below that do not require execution) and deliver, as applicable, to Seller:

(i)                                     a certificate of status, compliance, good standing or like certificate with respect to Parent and Buyer issued by appropriate Government Official of the jurisdiction of its incorporation or organization, as applicable;

(ii)                                  instrument(s) of assumption evidencing assumption by Parent and/or Buyer of the Assumed Liabilities pursuant to Section 2.2;

(iii)                               all Ancillary Agreements to which Parent or Buyer is a party, duly executed by Parent or Buyer, respectively; and

(iv)                              such other instruments as shall be reasonably requested by Seller to effect the assumption by Parent or Buyer of the Assumed Liabilities in accordance with the provisions hereof.

(c)                                  Form of Instruments.  To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, (i) such documents to be delivered to Parent and Buyer shall be in form and substance, and shall be executed and delivered in a manner, satisfactory to Parent; and (ii) such documents to be delivered to Seller shall be in form and substance, and shall be executed and delivered in a manner, satisfactory to Seller.

(d)                                 Certificates.  Parent, Buyer and Seller shall deliver the certificates and other documents applicable to Parent, Buyer and Seller, respectively, described in Article 7.

(e)                                  Consents.  Seller shall use commercially reasonable efforts to deliver to Parent and Buyer all Permits of Seller (to the extent transferable) and any other governmental and third-party consents required for the valid transfer of the Purchased Assets and the Business as contemplated by this Agreement and all third-party consents to change of control with respect to all Real Property Leases, Personal Property Leases and other Material Contracts of the Acquired Entities.

(f)                                   Guaranty.  Seller shall deliver to Parent and Buyer a guaranty substantially in the form attached hereto as Exhibit F (the “Guaranty”) duly executed by Douglas Woollings and Majority Shareholder.

(g)                                  Resignation Letters.  Seller shall deliver to Parent letters of resignation in form reasonably acceptable to Parent duly executed by each director and officer of each Acquired Entity (other than Interfast Europe) and letters of resignation in substantially the form attached hereto as Exhibit H duly executed by each director and officer of Interfast Europe.

(h)                                 Interfast Europe.  Without prejudice to the other deliverables required under this Section 3.2, at the Closing, Seller shall:

(i)                                     deliver (or procure the delivery) to Parent:

A.                                    duly executed stock transfer form(s) to enable title to all of the Interfast Europe Shares to pass into the name of Parent;

B.                                    share certificates in respect of all of the Interfast Europe Shares, or an indemnity in a form agreed by Parent for any lost share certificates;

C.                                    an irrevocable power of attorney in substantially the form attached hereto as Exhibit G (the “Interfast Europe Power of Attorney”) by Seller in favor of Parent in respect of rights attaching to the Interfast Europe Shares; and

D.                                    a copy of the resolutions as are referred to in subsection (ii) below duly certified as correct by an officer or director of Interfast Europe.

(ii)                                  procure that board resolutions of Interfast Europe are passed:

A.                                    approving the transfers of the Interfast Europe Shares to Parent and (subject only to due stamping) the registration, in the register of members, of each transferee as the holder of the shares concerned;

B.                                    appointing as directors and/or secretary of Interfast Europe such Persons as Parent may nominate, such appointments to take effect at the Closing; and

C.                                    accepting the resignations of the directors and officers of Interfast Europe with effect from the Closing.

(i)                                     Revocations.  Documentation acceptable to Parent revoking all existing banking instructions and signing authorities to banks of the Acquired Entities (and, if applicable, any bank accounts of Seller included in the Purchased Assets) and replacing them, effective as of the Closing, with new banking instructions and signing authorities to such banks on such terms as Parent may direct.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Parent and Buyer as of the date hereof and as of the Closing Date as follows and acknowledges and agrees that Parent and Buyer are relying upon the representations and warranties of Seller contained herein in connection with their purchase of the Purchased Assets and their assumption of the Assumed Liabilities.  Disclosure of a fact or matter to Parent and Buyer in a Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule for which applicability of such fact or matter is reasonably apparent on its face.

Section 4.1                                    Organization and Qualification.  Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate or lease the properties and Assets now owned, operated or leased by it and to carry on its business as currently conducted.  Section 4.1 of the Disclosure Schedule contains a true, correct and complete list of all jurisdictions in which Seller is qualified to do business.  Seller is duly qualified, licensed or registered to do business and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary.  True and complete copies of the constating documents and bylaws of Seller, as amended through the date of this Agreement and, as of the Closing Date, through the Closing Date, have been provided to Parent.

Section 4.2                                    Authorization.  Seller has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery by Seller of this Agreement and each Ancillary Agreement to which it is a party and the performance of its obligations hereunder and thereunder have been duly and validly authorized by its board of directors and shareholders, and no other action on the part of Seller or its shareholders is necessary.  This Agreement and each Ancillary Agreement to which Seller is a party has been duly and validly executed and delivered by Seller and is a legal, valid and binding obligation, enforceable against Seller in accordance with its terms, except as the enforceability may be limited by (i) applicable bankruptcy, winding-up, insolvency, arrangement, moratorium, reorganization, fraudulent conveyance or similar Laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity.

Section 4.3                                    No Conflict.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Seller is a party and the consummation of the transactions contemplated hereby and thereby do not (a) violate or conflict with the articles of incorporation or constating documents and bylaws or the certificate of formation and operating agreement, as applicable, of Seller or any of its Affiliates, (b) conflict with or violate any Law or Governmental Order applicable to Seller or any of its Affiliates, or (c) violate or conflict in any material respect with, result in any material breach of, or constitute a Default under, or result in or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any material Encumbrance on any Assets of Seller (including any Purchased Assets) or any Assets of any other Interfast Entity pursuant to any Contract or Permit (other than non-transferable Permits or Non-Assignable Rights) to which Seller or any other Interfast Entity is a party or by which any Assets of Seller (including any Purchased Assets) or the Assets of any other Interfast Entity are bound.

Section 4.4                                    Interfast Entities.

(a)                                 Each Interfast Entity (other than Seller) is duly organized, validly existing and in good standing (or appropriately recognized as legally in existence and active under the Laws of its jurisdiction) under the Laws of its jurisdiction of formation, organization or incorporation, as applicable, and has the requisite power and authority to conduct its business as it is presently being conducted and to own and lease its properties and Assets.  No other corporate or other proceedings on the part of any Interfast Entity (other than Seller) are necessary to authorize this Agreement and the transactions contemplated hereby.  Section 4.4(a) of the Disclosure Schedule contains a true, correct and complete list of all jurisdictions in which each

Interfast Entity (other than Seller) is qualified to do business.  Each Interfast Entity is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary.  True and complete copies of the articles of incorporation or constating documents and bylaws (and/or similar incorporation documents under the relevant Laws of the jurisdiction of formation, organization or incorporation, as applicable) of each Interfast Entity (in each case, as amended through the date of this Agreement and, as of the Closing Date, through the Closing Date), have been provided to Parent.

(b)                                 Section 4.4(b) of the Disclosure Schedule sets forth a description of all of the issued and outstanding equity securities and other Equity Interests of each Interfast Entity.  Except as disclosed in Section 4.4(b) of the Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which any Interfast Entity is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other Equity Interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other Equity Interests, of any Interfast Entity, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Except as disclosed in Section 4.4(b) of the Disclosure Schedule, none of the outstanding stock and other Equity Interests of any Interfast Entity are subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such stock or other Equity Interests.  Except as set disclosed in Section 4.4(b) of the Disclosure Schedule, there are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the stock or other Equity Interests of any Interfast Entity.

(c)                                  Seller has good and valid title to all of the outstanding capital stock of each Acquired Entity, in each case free and clear of all Encumbrances, other than as set forth on Section 4.4(c) of the Disclosure Schedule.  Interfast USA Holdings has good and valid title to all of the outstanding capital stock and other Equity Interests of Interfast USA, free and clear of all Encumbrances, other than as set forth on Section 4.4(c) of the Disclosure Schedule.  The Interfast Europe Shares constitute the whole of the allotted and issued share capital of Interfast Europe, which shares are fully paid.  Upon delivery of the Purchased Shares by Seller to Parent, good and valid title to all of the capital stock (including all legal and beneficial interest in the entire issued share capital of Interfast Europe and the capital stock of Interfast USA Holdings) and other Equity Interests of Interfast Europe and Interfast USA Holdings will pass, directly or indirectly to Parent, free and clear of all Encumbrances (other than those created by Parent, including under any credit facility of Parent or otherwise), subject only to due stamping with respect to the passing of the legal interest in such Interfast Europe Shares to Parent.

(d)                                 Interfast Europe and Interfast USA do not own, directly or indirectly, any capital stock or other Equity Interests of any Person or have any direct or indirect equity or ownership interest in any business, and are not members of or participants in any partnership, joint venture or similar Person.  Interfast USA Holdings does not own, directly or indirectly, any capital stock or other Equity Interests of any Person, other than the capital stock of Interfast USA, or have any direct or indirect equity or ownership interest in any business, and is not a member of or participant in any partnership, joint venture or similar Person.  Except as set forth on Section 4.4(d) of the Disclosure Schedule, there are no outstanding contractual obligations of any Interfast Entity to provide or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 4.5                                    Consents and Governmental Approvals.  Except as set forth in Section 4.5 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to, any Governmental Authority, is required to be made or obtained by or on behalf of any Interfast Entity or any of their Affiliates in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement to which any Interfast Entity or any of their Affiliates is a party or the consummation of the transactions contemplated hereby and thereby.

Section 4.6                                    Financial Statements.

(a)                                 Attached hereto as Section 4.6(a) of the Disclosure Schedule are true and complete copies of (i) the audited consolidated balance sheets of Seller as of September 30, 2011, September 30, 2010 and September 30, 2009 and the related audited consolidated statements of earnings and retained earnings and cash flows for the fiscal years then ended, together with the notes thereto, and (ii) the unaudited consolidated balance sheet of Seller as of January 31, 2012 and January 31, 2011, and the related unaudited consolidated statements of earnings and retained earnings for the four (4)-month periods then ended.

(b)                                 Except as expressly set forth in Section 4.6(b) of the Disclosure Schedule, the Financial Statements fairly present, in all material respects, the consolidated financial positions, results of operations and, in respect of the Year-End Financial Statements only, cash flows of Seller and the other Interfast Entities on the dates and for the periods indicated, in each case in accordance with GAAP.

(c)                                  No Interfast Entity has any Liabilities, other than (i) Liabilities disclosed in Section 4.6(c) of the Disclosure Schedule, (ii) Liabilities reflected and reserved against on the balance sheet included in the Interim Financial Statements, and (iii) current Liabilities reasonably incurred since the date of the Interim Financial Statements in the ordinary course of business consistent with past practice and none of which, individually or in the aggregate, have resulted or would reasonably be expected to result in a Material Adverse Effect.

Section 4.7                                    Absence of Certain Changes or Events.  Except as set forth on Section 4.7 of the Disclosure Schedule, since October 1, 2011 there has been no:

(a)                                 Material Adverse Effect;

(b)                                 (i) except for normal periodic increases in the ordinary course of business consistent with past practice, with respect to employees that are not officers or directors, increase in the compensation payable or to become payable by any Interfast Entity to any of its Personnel, (ii) making of any loan to, or entering into any other transaction with, any director, officer or employee of any Interfast Entity, (iii) bonus, incentive compensation, severance, deferred compensation, stock option, restricted stock, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of the Personnel of any Interfast Entity, except in the ordinary course of business consistent with past practice with respect to employees that are not officers or directors, (iv) employee welfare, pension, insurance, retirement, profit-sharing or similar payment or arrangement made or agreed to by any Interfast Entity for any of its Personnel except pursuant to the existing Employee Plans described in Section 4.16 of the Disclosure Schedule, (v) any new employment agreement (other than employment offer letters in the ordinary course of business), severance agreement, change of control agreement or collective bargaining agreement to which any Interfast Entity is a party or (vi) adoption of any new Employee Plan or any amendment or modification of an existing Employee Plan (including employment agreements with any Personnel of any Interfast Entity);

(c)                                  adverse change in employee relations of any Interfast Entity;

(d)                                 sale, assignment or transfer of any Assets of any Interfast Entity other than any sale, assignment or transfer of (i) Inventory of any Interfast Entity and (ii) inoperable, worn-out, obsolete or destroyed Assets of any Interfast Entity, in each case, in the ordinary course of business consistent with past practice;

(e)                                  cancellation of any Indebtedness of any Interfast Entity or waiver of any rights of substantial value to any Interfast Entity, other than in the ordinary course of business consistent with past practice;

(f)                                   cancellation, termination or material amendment of any Material Contract or material Permit of, or other agreement material to, any Interfast Entity;

(g)                                  compromised or settled any Action relating to the Business, any Interfast Entity or any Purchased Assets (or any Assets of any Interfast Entity);

(h)                                 cancelled or reduced any insurance coverage relating to the Business, any Interfast Entity or any Purchased Assets (or any Assets of any Interfast Entity);

(i)                                     capital expenditure or any incurring of Liability therefor by any Interfast Entity, other than capital expenditures involving payments that do not exceed $100,000 individually or $250,000 in the aggregate;

(j)                                    failure to operate the Business in the ordinary course so as to use reasonable efforts to preserve the business intact, to keep available the services of the Personnel of each Interfast Entity, and to preserve the goodwill of each Interfast Entity’s suppliers, customers and others having business relations with such Interfast Entity;

(k)                                 change in accounting methods, principles or practices by any Interfast Entity, including changes to inventory or accounts receivable policies or practices not consistent with past practice;

(l)                                     reevaluation by any Interfast Entity of any of its Assets (including Inventory) or properties, including writing off notes or accounts receivable;

(m)                             damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Business or any material Assets or properties of any Interfast Entity;

(n)                                 Indebtedness incurred by any Interfast Entity for borrowed money or any commitment to incur Indebtedness entered into by any Interfast Entity, or any loans made or agreed to be made by any Interfast Entity;

(o)                                 declaration, setting aside for payment or payment of dividends or distributions in respect of any Equity Interests of any Interfast Entity or any redemption, purchase or other acquisition by Interfast Entity of any Equity Interests of any Interfast Entity;

(p)                                 issuance or reservation for issuance by any Interfast Entity of, or commitment to issue or reserve for issuance of any Equity Interests of, any Interfast Entity;

(q)                                 execution, termination, or material amendment of any lease for real property or any material lease for personal property to which any Interfast Entity is party;

(r)                                    change in relations between any Interfast Entity and its Personnel that materially and adversely affects such Interfast Entity or materially and adversely affects the Business as presently conducted or anticipated to be conducted by the Interfast Entities;

(s)                                   material change in collection policies or payment terms applicable to any supplier or customer of any Interfast Entity; or

(t)                                    agreement by any Interfast Entity or any Affiliate of any Interfast Entity to do any of the foregoing (for the avoidance of doubt, excluding agreements that would only affect the Excluded Entities and/or the Excluded Assets).

Section 4.8                                    Absence of Litigation.  Except as set forth in Section 4.8 of the Disclosure Schedule: (a) there are no Actions pending or, to the Knowledge of Seller, threatened against any Interfast Entity or any Excluded Entity or involving any of the Purchased Assets (or any Assets of any Interfast Entity or any Excluded Entity); (b) no Interfast Entity or Excluded Entity and none of the Purchased Assets (or any Assets of any Interfast Entity or any Excluded Entity) is subject to any Governmental Order; (c) no Interfast Entity or Excluded Entity is the subject of any pending, or to the Knowledge of Seller, threatened investigation by any Governmental Authority; and (d) to the Knowledge of Seller, no event has occurred and no condition exists on the basis of which any litigation, proceeding or investigation might be instituted.

Section 4.9                                    Compliance with Laws.  All of the Interfast Entities and all of the Excluded Entities have been, at all times during the past three (3) years, in compliance in all material respects with all applicable Laws and Governmental Orders, other than acts of non-compliance which, individually or in the aggregate, are not material.  No Interfast Entity has received any written notice to the effect that such Interfast Entity or any of its Affiliates, is not or may not be in material compliance with any applicable Laws or Governmental Orders.  No Interfast Entity or Excluded Entity has, during the past three (3) years, conducted any internal investigation with respect to any actual, potential or alleged material violation of any Law or Governmental Order by such Interfast Entity or Excluded Entity, as applicable, or any of its respective Personnel.  To the Knowledge of Seller, no event has occurred and no condition exists on the basis of which any Permit held by Interfast Entity might be cancelled.

Section 4.10                             Material Contracts.

(a)                                 Section 4.10(a) of the Disclosure Schedule lists the following contracts to which any Interfast Entity is a party or by which any Interfast Entity or any of the Purchased Assets (or any Assets of any Interfast Entity) is or may be bound (collectively, the “Material Contracts”):

(i)                                     any Contract which Seller reasonably anticipates will involve aggregate payments by or to any Interfast Entity of more than $200,000;

(ii)                                  any lease, rental or occupancy agreement, license, installment and conditional sale agreement, and any other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property or personal property, in each case involving annual payments to or from any Interfast Entity in excess of $25,000;

(iii)                               any Contract containing covenants limiting the freedom of any Interfast Entity to engage in any line of business or compete with any Person;

(iv)                              any distribution, franchise, license, sales, commission, consulting agency or advertising Contract which is material to the Business or to which any Person set forth in Section 4.23 of the Disclosure Schedule is a party;

(v)                                 any Contract relating to Indebtedness of any Interfast Entity, or any Indebtedness for borrowed money of any other Person;

(vi)                              any Contract relating to the sale or disposition of Purchased Assets (or any Assets of any Interfast Entity), other than the sale of Inventory of any Interfast Entity in the ordinary course of business consistent with past practice;

(vii)                           any Contract to which any Interfast Entity or, to the Knowledge of Seller, any employee, officer or director of any Interfast Entity is bound, in each case, which in any manner purports to (A) restrict any Interfast Entity’s or any such employee’s, officer’s or director’s freedom to engage in any line of business or to compete with any other Person, or (B) assign to any other Person rights to any material invention, improvement, or discovery by any Interfast Entity or any such employee, officer or director;

(viii)                        any license agreement or other Contract relating to Purchased Intellectual Property or Intellectual Property licensed to any Interfast Entity (other than license agreements for off-the-shelf software);

(ix)                              except as disclosed in Section 4.10(ix) of the Disclosure Schedule, any joint venture agreement, partnership agreement, limited liability company agreement or other Contract (however named) involving a sharing of profits, Losses, costs, or Liabilities by any Interfast Entity with any other Person;

(x)                                 any Contract providing for payments to or by any Interfast Entity based on sales, purchases or profits, including sales commissions, other than direct payments for goods;

(xi)                              any Contract providing for capital expenditures by any Interfast Entity after the date hereof in an amount in excess of $250,000 individually or in the aggregate;

(xii)                           any written warranty, guaranty or other similar undertaking with respect to contractual performance extended by any Interfast Entity other than in the ordinary course of business consistent with past practice;

(xiii)                        any Contract between or among any Interfast Entity, on the one hand, and any Affiliate of any Interfast Entity, on the other hand; and

(xiv)                       Seller has delivered to Parent true, correct and complete copies of all of the Material Contracts, excluding purchase and sale orders (but including the Material Contracts underlying such purchase and sale orders), in each case including all amendments and supplements thereto.

(b)                                 No Interfast Entity is (and to the Knowledge of Seller, no other party is) in material breach or violation of, or Default under, any of the Material Contracts and no Interfast Entity has received any written notice, or to the Knowledge of Seller any oral notice, of material breach or violation of, or Default under, any Material Contract.  Each Material Contract is in full force and effect (and will remain in full force and effect upon consummation of the transactions contemplated hereby) and is a valid agreement, arrangement or commitment by the Interfast Entity party thereto, enforceable against such Interfast Entity in accordance with its terms and, to the Knowledge of Seller, is a valid agreement, arrangement or commitment of each other party thereto, enforceable against such party in accordance with its terms, except in each case where enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting creditors’ rights generally and except where enforceability is subject to the application of equitable principles or remedies.  No condition exists or event has occurred which, with notice or lapse of time or both, would constitute a Default or a basis for force majeure or a claim of excusable delay or nonperformance by any Interfast Entity or, to the Knowledge of Seller, any other Person, under any Material Contract.  Except as specifically noted in Section 4.10(b) of the Disclosure Schedule, no consent of any party to any Material Contract is required in connection with the execution and delivery of this Agreement or any Ancillary Agreement by Seller or the consummation of the transactions contemplated hereby and thereby and all of the Material Contracts are assignable to Parent and Buyer without payment of penalties, imposition of restrictions or other adverse effects of any kind.

Section 4.11                             Machinery and Equipment and Other Property.

(a)                                 Seller and the Acquired Entities, individually or collectively, own and have legal and beneficial ownership of all items of machinery, equipment, tools, spare parts, furniture, vehicles and other fixed Assets used in the Business or otherwise reflected as owned directly or indirectly by Seller on the Interim Financial Statements (the “Machinery and

Equipment”), in each case free and clear of any Encumbrances other than Permitted Encumbrances and, as of the date hereof, any Encumbrances set forth on Section 4.11(a) of the Disclosure Schedule.  The Machinery and Equipment, taken as a whole, are in reasonable operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently or have historically been used.  Seller or the Acquired Entities, individually or collectively, own, or, in the case of leases and licenses, have valid and subsisting leasehold interests or licenses in, all of the Assets and properties that are material to the Business (whether real or personal, tangible or intangible but excluding Purchased Intellectual Property, which is covered in Section 4.13), in each case free and clear of any Encumbrances other than Permitted Encumbrances and, as of the date hereof, any Encumbrances set forth on Section 4.11(a) of the Disclosure Schedule.

(b)                                 Section 4.11(b) of the Disclosure Schedule contains a list of all (i) motor vehicles owned by each Interfast Entity and (ii) other tangible property, excluding Inventory of the Interfast Entities, owned by each Interfast Entity (other than items of tangible property that are de minimus).

Section 4.12                             Real Property.

(a)                                 No Interfast Entity is an owner of any interest in real property.  Section 4.12(a) of the Disclosure Schedule describes and lists the name of the record owner of all real property leased or licensed for use by any Interfast Entity (the “Leased Real Property”).  The Interfast Entities have good and marketable title or leasehold interest in, and enjoy peaceful and undisturbed possession of, all Leased Real Property, in each case free and clear of all Encumbrances other than Permitted Encumbrances and, as of the date hereof, any Encumbrances set forth on Section 4.11(a) of the Disclosure Schedule.  To the Knowledge of Seller, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, or the exclusive right to use or occupy, any of the Leased Real Property.  The Interfast Entity party to each Real Property Lease is in good standing under such Real Property Lease.  With respect to each such lease, to the Knowledge of Seller, there exists no event of Default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a Default under such Real Property Lease or which would adversely affect the current use of any Leased Real Property.  The Leased Real Property is all of the real property used in the Business as currently conducted.

(b)                                 All Improvements owned, leased, or used by the Interfast Entities on the Leased Real Property are, and each of the Leased Real Properties is, in reasonable condition and repair (normal wear and tear excepted), and, with respect to such Improvements, such Improvements are free from material structural defects.  To the Knowledge of Seller, no such Improvement, or the operation or maintenance thereof, violates any restrictive covenant, or encroaches on any property owned or leased by any other Person, which would materially impair the continued use of such Leased Real Property by any Interfast Entity for the use currently being made thereof.  All of such Improvements were constructed in accordance with all applicable Laws and the Interfast Entities have adequate rights of ingress and egress into the Leased Real Property used in the operation of the Business.

(c)                                  No Interfast Entity has received written notice of any special assessment relating to any Leased Real Property or any portion thereof, and to the Knowledge of Seller, no such special assessment is pending or threatened.  There are no pending or, to the Knowledge of Seller, threatened condemnation or expropriation proceedings with respect to any of the Leased Real Property.  To the Knowledge of Seller, there are no outstanding work orders from, or required by, any municipality, police department, fire department, sanitation, health or safety authorities or from any other Person relating to the Leased Real Property, and there are no matters under discussion with or by any Interfast Entity relating to any work orders.

(d)                                 Prior to the date hereof, Seller has delivered to Parent true and correct copies of all Real Property Leases, and all title reports, title policies and surveys currently in the possession of any Interfast Entity with respect to the Leased Real Property.

Section 4.13                             Intellectual Property Rights.

(a)                                 Section 4.13(a) of the Disclosure Schedule lists each Patent, registered Copyright, registered Trademark and each application to register any of the foregoing, that is included in Purchased Intellectual Property (collectively, the “Registered Intellectual Property”), including the title, record owner, the registration or application number, the issue date or filing date, and the expiration date.  None of the Registered Intellectual Property has been adjudged invalid or unenforceable, to the Knowledge of Seller, all of the Registered Intellectual Property is valid, enforceable and subsisting.  No Interfast Entity has received any notice or other communication claiming, alleging or suggesting that any of the Registered Intellectual Property is invalid or unenforceable.

(b)                                 Seller and the Acquired Entities, individually or collectively, are the sole, direct and exclusive owners of each item of Registered Intellectual Property and all other Purchased Intellectual Property (except for Licensed Intellectual Property) that is material to the Business, and own such Registered Intellectual Property and Purchased Intellectual Property free and clear of any Encumbrances other than Permitted Encumbrances and, as of the date hereof, any Encumbrances set forth on Section 4.11(a) of the Disclosure Schedule.  Seller and the Acquired Entities, individually or collectively, possess valid and enforceable rights to use the Licensed Intellectual Property (defined below) in the manner in which they currently use such Licensed Intellectual Property.  Except for any Intellectual Property licensed to Seller or any Acquired Entity pursuant to a Material Contract or as otherwise set forth on Section 4.13(b) of the Disclosure Schedule (the “Licensed Intellectual Property”), the Purchased Intellectual Property includes all of the Intellectual Property necessary or useful to the conduct of the Business as currently conducted.  Immediately subsequent to the Closing, except as otherwise contemplated under this Agreement or any Ancillary Agreement, the Purchased Intellectual Property (other than any Non-Assignable Rights) will be owned and available for use by, and the Licensed Intellectual Property (other than any Non-Assignable Rights) will be licensed to and available for use by, Parent and Buyer, as applicable, on terms and conditions identical to those under which, immediately prior to the occurrence of the Closing, Seller and the Acquired Entities, as applicable, owned and used, without the imposition of any additional obligations, restrictions or limitations.

(c)                                  During the prior three (3)-year period, no Interfast Entity has, in the operation of the Business, infringed, misappropriated or otherwise made any unlawful or unauthorized use of any Intellectual Property of any Person.  The operation of the Business as currently conducted and currently contemplated to be conducted by Seller does not infringe, misappropriate or otherwise make any unlawful or unauthorized use of any Intellectual Property of any Person.  The products and services sold or performed by the Interfast Entities in connection with the Business do not, and the, use, sale or distribution of such products or services does not, infringe, misappropriate or otherwise make any unlawful or unauthorized use of any Intellectual Property of any Person.  Except as set forth on Section 4.13(c) of the Disclosure Schedule, no Interfast Entity has received any unsolicited written, or to the Knowledge of Seller, oral, offer to license Intellectual Property from any other Person with respect to the Business or any written notice alleging infringement, misappropriation or other unlawful or unauthorized use of any Intellectual Property.  During the prior three (3) year period, no Interfast Entity has been a party to any Action relating to infringement, misappropriation or other unlawful or unauthorized use of Intellectual Property.  To the Knowledge of Seller, except as set forth in Section 4.13(c) of the Disclosure Schedule, no other Person is infringing, misappropriating or otherwise making any unlawful or unauthorized use of any Licensed Intellectual Property, for which any Interfast Entity has the right to enforce, or any Purchased Intellectual Property.

(d)                                 Except as set forth on Section 4.13(d) of the Disclosure Schedule, the Interfast Entities have taken all reasonable steps to maintain and protect all of the Registered Intellectual Property so as not to adversely affect the validity or enforceability thereof, and, to the Knowledge of Seller, no loss or expiration of any of the Registered Intellectual Property is threatened, pending or reasonably foreseeable, except for Intellectual Property expiring at the end of its statutory term (and not as a result of any act or omission by any Interfast Entity, including a failure to pay any required maintenance fees) and except for future maintenance fees, future Taxes or other future required filings to maintain such Intellectual Property in force.

(e)                                  The Interfast Entities have, and enforce, a policy requiring each employee, consultant and contractor who has access to the Trade Secrets of the Business to execute a written agreement protecting the confidentiality of any information of a confidential nature.  The Interfast Entities have used reasonable efforts to maintain the confidentiality of the Trade Secrets included in the Purchased Intellectual Property and, to Knowledge of Seller, no such Trade Secrets that are material to the Business have been to disclosed to any third Person who is not bound to maintain the confidentiality of such information.

(f)                                   The Interfast Entities have information technology systems sufficient to operate the Business as it is currently conducted.

Section 4.14                             Title to Purchased Assets; Sufficiency; Condition.

(a)                                 Seller has legal and beneficial ownership of (or, in the case of leases and licenses, valid leasehold interests or licenses in) the Purchased Assets (other than the Purchased Shares) and the Acquired Entities have legal and beneficial ownership of (or in the case of leases and licenses, valid leasehold interests or licenses in) all of the Assets of the Acquired Entities, in each case, free and clear of any Encumbrances other than Permitted Encumbrances and, as of the date hereof, any Encumbrances set forth on Section 4.11(a) of the Disclosure Schedule.  The Business (i) comprises the entire business of Seller and its Affiliates in respect of (x) distributing specialty fasteners, components and systems to the global aerospace, automotive, electronic, energy, telecommunications and general industry markets, (y) providing value-added services, including kitting and customized inventory management services, and (z) acting as advisors and technical representatives to manufacturing companies, and (ii) is the business reflected in the Financial Statements, except in the case of (i) and (ii) such business to the extent conducted by the JV Entity.  Notwithstanding the foregoing, Parent and Buyer acknowledge that the Purchased Assets shall not include the Excluded Assets.

(b)                                 With the exception of Inventory in transit, Machinery and Equipment in transit and the Purchased Shares, all of the tangible Purchased Assets and all of the tangible Assets of the Acquired Entities are situated at the Leased Real Property.  No other Person owns, or has any written or oral agreement, option, understanding or commitment or any right or privilege capable of becoming such for the purchase of, any property or Assets of any Interfast Entity which are being used in the Business except for (i) the Leased Real Property, (ii) the personal property leased by Seller or any Acquired Entity pursuant to the Material Contracts, and (iii) the Intellectual Property licensed to and disclosed in Section 4.13(a) of the Disclosure Schedule.

(c)                                  The Purchased Assets and the Assets of the Acquired Entities (i) include all assets used or necessary for the conduct of the Business as presently conducted, and (ii) are sufficient to conduct the Business on such basis in all material respects.

(d)                                 Except as disclosed on Section 4.14(d) of the Disclosure Schedule, all Assets and properties which are part of the Purchased Assets and all of the Assets of the Acquired Entities are in reasonable operating condition and repair (normal wear and tear excepted) and are usable in the ordinary course of business consistent with past practice and are suitable for the purposes for which they are presently used.

(e)                                  Interfast USA Holdings does not have, and has never had, any Assets, business or operations (other than its ownership of Equity Interests of Interfast USA) and does not have, and have never had, any Liabilities (other than (i) Liabilities or obligations that are owed to, or also Liabilities and obligations of, Interfast USA and (ii) Liabilities and obligations incurred in the ordinary course of business consistent with past practice in connection with maintaining its corporate existence and ownership of the Equity Interests of Interfast USA).

Section 4.15                             Questionable Payments.  No Interfast Entity or Excluded Entity nor, to the Knowledge of Seller, any of their respective directors, officers, agents, employees or other Person(s) associated with or acting on behalf of such Interfast Entity or Excluded Entity, as applicable, has (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to Government Officials or employees, or foreign Government Officials or employees, from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other Assets of such Interfast Entity or Excluded Entity; as applicable; (d) made or received any bribe, payoff, influence payment, kickback or other unlawful payment;

or (e) made any other payment, favor or gift outside of the ordinary course of business that did not fully or partially qualify as being deductible for federal income tax purposes.

Section 4.16                             Employee Benefit Plans and Other Agreements.

(a)                                 Section 4.16(a) of the Disclosure Schedule sets forth a complete list of each Employee Plan.  Section 4.16(a) of the Disclosure Schedule separately identifies all Employee Plans maintained, sponsored, contributed to or required to be contributed to by any Acquired Entities or under which any Acquired Entity could have any obligation or Liability and any other Employee Plans that will transfer to Buyer (or one of its subsidiaries), or for which Buyer (or any subsidiary of Buyer) could have any obligation or Liability by operation or as a result of any applicable Laws (“Acquired Plans”).  Except as disclosed in Schedule 4.16(a), no Employee Plans that are Acquired Plans are subject to the Laws of Canada.

(b)                                 With respect to each Employee Plan, Seller has delivered to Parent complete copies of each Employee Plan, including all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, all summaries and summary plan descriptions, including any summary of material modifications, and the most recent actuarial report or other financial statement relating to such Employee Plan.  With respect to each Acquired Plan, Seller has also delivered to Parent (i) the most recent determination or opinion letter, if any, issued by a Governmental Authority and (ii) all non-routine filings or correspondence with any Governmental Authorities.

(c)                                  Each Employee Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions and premiums required to be made under the terms of any of the Employee Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected in the Financial Statements prior to the date of this Agreement.  No event has occurred and no condition exists in connection with any Employee Plan that could subject Parent, Buyer or any of their respective Subsidiaries to any tax, fine, Encumbrance, penalty or other similar Liability as a result of a failure to comply with any applicable Laws.

(d)                                 Each Employee Plan which is intended to be qualified within the meaning of Section 401(a) of the Code or any similar applicable Law has received a favorable determination or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification.

(e)                                  No Interfast Entity or any ERISA Affiliate has incurred any current or projected Liability in respect of post-employment or post-retirement health, medical or life insurance coverage for current, former or retired employees, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.  None of the Employee Plans (other than pension plans) provide for retiree benefits or for benefits to retired employees or to the beneficiaries or dependents of retired employees.

(f)                                   No Employee Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of

ERISA, and no Interfast Entity or any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA or other defined benefit pension plan at any time within the previous six (6) years.

(g)                                  None of the Acquired Entities is or has at any time been the “employer” or “connected or associated” with the “employer” (as those terms in quotation marks are used in the UK Pensions Act 2004) in relation to any UK defined benefit pension plan.

(h)                                 With respect to any Acquired Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Seller, threatened; (ii) to the Knowledge of Seller, no facts or circumstances exist that would give rise to any such actions, suits or claims; and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labour, the PBGC, the Internal Revenue Service, the Canada Revenue Agency or other Governmental Authorities are pending, or, to the Knowledge of Seller, threatened (including, without limitation, any routine requests for information from the PBGC or similar Governmental Authority).  All Acquired Plans that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(i)                                     Except as disclosed on Section 4.16(i) of the Disclosure Schedule, neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with a subsequent event) will result in the acceleration or creation of any rights of any Person to payments or benefits or increases in any funding, payments or benefits or any loan forgiveness.

(j)                                    Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is nonqualified deferred compensation subject to Section 409A of the Code, (i) has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005, and all applicable regulations and notices issued thereunder, and (ii) since January 1, 2009, has been in documentary compliance with Section 409A of the Code.

(k)                                 No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of Indebtedness) by any current or former employee, officer or director of Seller or any Acquired Entity who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.  No Employee Plan provides for the gross-up of any Taxes imposed by Section 4999 of the Code.

(l)                                     With respect to Employee Plans providing benefits or compensation to any employee or former employee of any Interfast Entity or dependent thereof, which plan, program or arrangement is subject to the Laws of any jurisdiction outside of the United States or Canada (“Foreign Plans”):  (i) if they are intended to qualify for special tax treatment, the Foreign Plan must meet all requirements for such treatment, and (ii) no material Liability exists or would be imposed upon Buyer, any Subsidiary of Buyer, or any Acquired Entity by reason of such Foreign Plans.

(m)                             No Employee Plan is a “registered pension plan”, as such term is defined in the Income Tax Act (Canada).  No Employee Plan is a “multi-employer pension plan” as such term is defined under the Pension Benefits Act (Ontario) or any similar type plan for purposes of pension standards legislation of another jurisdiction in Canada.

(n)                                 No Insurance Policy or any other Contract of Seller or any Acquired Entity affecting any Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due under such insurance policy or agreement.  The level of insurance reserves under each insured Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(o)                                 Subject to the requirements of applicable Laws, no provision of any Employee Plan or of any agreement, and no act or omission of any Interfast Entity, in any way limits, impairs, modifies or otherwise affects the right of any Interfast Entity to unilaterally amend or terminate any Employee Plan, and no commitments to improve or otherwise amend any Employee Plan have been made.

(p)                                 None of the Employee Plans enjoy any special tax status under any Laws, nor have any advance tax rulings been sought or received in respect of any Employee Plan.

(q)                                 All employee data necessary to administer each Employee Plan in accordance with its terms and conditions and all Laws is in possession of Seller or any Acquired Entity and such data is complete, correct, and in a form which is sufficient for the proper administration of each Employee Plan.

Section 4.17                             Labour Matters.

(a)                                 Section 4.17(a) of the Disclosure Schedule sets forth a true and correct list of (i) all collective agreements and any other agreements with any labour union, trade union, works council or other employee organization to which any Interfast Entity is a party or otherwise bound and (ii) all employment, change of control, retention or severance agreements to which any Interfast Entity is a party with respect to any current or former employee, director or consultant.  Except as set forth on Section 4.17(a) of the Disclosure Schedule, no employee of any Interfast Entity has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Law from the employment of an employee without an agreement as to notice or severance.  None of the Interfast Entities have entered into any Contract with any Person presently employed or retained by Interfast USA (or Interfast USA Holdings) to vary the right of Interfast USA (or Interfast USA Holdings) to terminate the employment of such Person in accordance with applicable Laws.  No collective agreement is currently being negotiated by any Interfast Entity and the only collective agreements in force with respect to the Transferred Employees and the Continuing Employees are the collective agreements listed in Section 4.17(a) of the Disclosure Schedule; true, correct and complete copies of which have been provided to Parent.  To the Knowledge of Seller, no executive, key employee or group of employees has any plans to terminate employment with any Interfast Entity.  Except as disclosed in Section 4.17(a) of the Disclosure Schedule, no Interfast Entity has entered into any severance or similar arrangement in respect of any of its present employee(s) that will result in any obligation (absolute or contingent) of Parent, Buyer, Seller or any Acquired Entity to make any payment to any present employee of any Interfast Entity following termination of employment or upon a change of control of such Interfast Entity.  No Interfast Entity has engaged in any unfair labour practice and there are no complaints against any Interfast Entity pending before the Ontario Labour Relations Board or any similar state or local labour agency by or on behalf of any employee of any Interfast Entity.  No trade union has applied to have any Interfast Entity declared a related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which the Interfast Entities carry on business.  There are no representation questions, arbitration proceedings, labour strikes, slowdowns or stoppages, grievances or other labour disputes pending or, to the Knowledge of Seller, threatened with respect to the employees of any Interfast Entity, and no Interfast Entity is currently or has, in the last three (3) years, experienced organizing attempts by organized labour or its representatives.  No applications for certification or voluntary recognition have been received by any Interfast Entity in the last three (3) years.  Each Interfast Entity has complied in all material respects with all Laws relating to employment, equal employment opportunity, pay equity, human rights, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security, national insurance contributions and similar Taxes, occupational safety and health, workplace safety and plant closings (hereinafter collectively referred to as the “Employment Laws”).  No Interfast Entity is liable for the payment of Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Employment Laws, and no audits or investigations are currently pending.  Except as set forth on Section 4.17(a) of the Disclosure Schedule, each Interfast Entity has paid in full to all employees and independent contractors all amounts currently due and payable for wages, salaries, fees, commissions, bonuses, vacation pay, benefits and other compensation and any accrued but unpaid amounts are properly reflected in the Books and Records of the Interfast Entities.

(b)                                 Section 4.17(b) of the Disclosure Schedule sets forth the position, title, location of employment, base salary, target bonus amount or opportunity, commissions and other compensation, vacation entitlement, type of employment (i.e., full time or part time) and employment status (i.e., active or on leave) of each of the employees of each Interfast Entity and a list of their respective employees who have requested leave to begin after the date hereof and identifies which Interfast Entity is the employer of each such employee.  For those employees on leave, Seller has provided Parent with an explanation of the reason for such leave, as well as the expected date of return, if any.

(c)                                  There are no outstanding assessments, penalties, fines, Encumbrances, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance/workers’ compensation Laws in respect of any Interfast Entity, and no Interfast Entity has been reassessed in any material respect under such Laws during the past three (3) years.  There are no claims or potential claims which may materially adversely affect any Interfast Entity’s accident cost experience.

(d)                                 Seller has provided to Parent all orders and inspection reports under applicable Occupational Safety and Health Act (“OSHA”) relating to any Interfast Entity.  Each Interfast Entity has complied in all material respects with any orders issued under OSHA in respect of such Interfast Entity and there are no appeals of any orders under OSHA currently outstanding.

(e)                                  During the twelve (12)-month period prior to Closing, no Interfast Entity has been party to any relevant transfer as defined in the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 or similar local legislation applicable to an Interfast Entity (a “Relevant Transfer”).

(f)                                   No employee or former employee has transferred to any Interfast Entity under a Relevant Transfer who at any time before the Relevant Transfer:

(i)                                     was a member of a defined benefit pension plan; or

(ii)                                  was a member of a scheme providing an interest in or an option over shares where that scheme has not been materially replicated by their employer.

Section 4.18                             Environmental Matters.

(a)                                 Each Interfast Entity is, and at all times has been, in material compliance with all Environmental Laws and has obtained or caused to be obtained, and is maintaining in full force and effect, all Permits of such Interfast Entity under Environmental Laws necessary for operation of the Business to comply, in all material respects, with all applicable Environmental Laws.

(b)                                 No Interfast Entity has received any written notice, report, claim or other written communication regarding any violation, alleged violation, or potential Liability under any Environmental Law relating to the Business, Leased Real Property or Improvements of any Interfast Entity, and there are no facts or circumstances that, to the Knowledge of Seller, would give rise to any such violation of, or Liability under, any Environmental Law, except as disclosed in Section 4.18(b) of the Disclosure Schedule.

(c)                                  There are no Governmental Orders outstanding or Actions pending or, to Knowledge of Seller, threatened, relating to non-compliance with or Liability under any Environmental Law affecting any Interfast Entity.

(d)                                 Except as disclosed in Section 4.18(d) of the Disclosure Schedule, there are no Substances that may pose any material risk to safety, health or the environment on, at or under any Facility or Leased Real Property of any Interfast Entity currently, and to the Knowledge of Seller, there has been no Handling of Substances on, at or under such Facility or Leased Real Property in any amount and of a nature which could result in material Liability of any Interfast Entity relating to such Facility or Leased Real Property.

(e)                                  There are no environmental remediation obligations, activities or investigations at or concerning any Facility or Leased Real Property of any Interfast Entity.

(f)                                   Seller has provided Parent with true and correct copies of all environmental studies, tests, reports, analyses, audits and assessments in the possession or control of any Interfast Entity relating to any Facility of any Interfast Entity.

Section 4.19                             Permits.  Each Interfast Entity and each of its directors, officers and Persons performing management functions similar to officers, have received and hold all

Permits required from any Person necessary to conduct the Business as currently conducted.  Section 4.19 of the Disclosure Schedule sets forth a true and correct list of (i) each of the Permits held by each Interfast Entity or its employees issued by any Governmental Authority and (ii) each customer certification held by each Interfast Entity, in the case of clauses (i) and (ii), with respect to any of the Purchased Assets or any Assets of any Interfast Entity or the Business.  Such Permits constitute all of the Permits required to permit the Interfast Entities to own, operate, use and maintain the Purchased Assets and the Assets of each Interfast Entity in the manner in which they are now operated and maintained and to conduct the Business as presently conducted.  Each such Permit is valid, binding and in full force and effect and no Interfast Entity is in Default (or with the giving of notice or lapse of time or both, would be in Default) under any such Permit.  There are no proceedings pending, nor to the Knowledge of Seller, threatened, that seek the revocation, cancellation, suspension, failure to renew or adverse modification of any such Permit.  All required filings with respect to such Permits have been timely made and all required applications for renewal thereof have been timely filed.  Section 4.19 of the Disclosure Schedule sets forth a true and correct list of each Permit of any Interfast Entity that is non-transferable to Parent or Buyer.  Section 4.19 of the Disclosure Schedule sets for a true and correct list for each jurisdiction for which any Interfast Entity applied and was denied a Permit or has had a Permit revoked.

Section 4.20                             Regulatory Matters.

(a)                                 Each Interfast Entity has made all required registrations and filings with and submissions to all applicable Governmental Authorities relating to the operations of the Business as currently conducted.  All such registrations, filings and submissions were when filed and are currently in material compliance with applicable Law and other requirements, no material deficiencies have been asserted by any such applicable Governmental Authority with respect to such registrations, filings or submissions and, to Knowledge of Seller, no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission.

(b)                                 The combined book value of all of the assets of the Interfast Entities, calculated in accordance with the Investment Canada Act, is less than the applicable amount at which an application for review pursuant to Part IV of the Investment Canada Act would be required in respect of the transactions contemplated by this Agreement.

(c)                                  No Interfast Entity provides any services or engages in any of the activities of a “cultural business” within the meaning of the Investment Canada Act.

(d)                                 For the purposes of s.110(3) of the Competition Act, each of (i) the combined total value of the Assets in Canada of the Interfast Entities and (ii) the combined gross revenues from sales in or from Canada generated by the Interfast Entities, measured in accordance with the Competition Act, are less than $77 million or such other amount as is determined pursuant to ss.110(8) and 110(9) of the Competition Act.

Section 4.21                             Tax Matters.

(a)                                 All Tax Returns required to be filed by or with respect to the Acquired Entities have been timely filed and such Tax Returns are true, complete and correct in all material respects.

(b)                                 All Taxes due and owing with respect to the Acquired Entities have been timely paid in full.  The unpaid Taxes of the Acquired Entities attributable to Pre-Closing Tax Periods will not, as of the Closing Date, exceed the current Liability for Taxes of the Acquired Entities (other than any current Liability for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Final Closing Balance Sheet and taken into account in determining the Final Net Working Capital Adjustment Amount.

(c)                                  There are no Encumbrances for Taxes on the Purchased Assets or on the Assets of the Acquired Entities, in each case, other than Encumbrances for current Taxes not yet due and payable.

(d)                                 No Action, audit or other administrative or judicial proceeding with respect to any Taxes of the Acquired Entities are pending or are being conducted.  There is no Action, claim or assessment pending, or to the Knowledge of Seller, threatened against any Acquired Entity for any alleged deficiency in Taxes.

(e)                                  None of the Purchased Assets or the Assets of any Acquired Entity (i) are an Asset or property that Parent, Buyer or any of their respective Affiliates will be required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Code of 1954, as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, (ii) are tax-exempt use property within the meaning of Section 168(h) of the Code, (iii) are tax-exempt bond financed property within the meaning of Section 168(g) of the Code, (iv) secures any debt, the interest of which is tax-exempt under Section 103(a) of the Code or (v) are subject to a 467 rental agreement as defined in Section 467 of the Code.

(f)                                   All Taxes the Acquired Entities and Seller have been required to collect or withhold or self-assess have been duly collected or withheld or self-assessed, and to the extent required, have been duly paid to the proper Governmental Authority.

(g)                                  Seller is registered for purposes of the Tax imposed under the ETA and under Division I of Chapter VIII of Title I of the QSTA, and its registration numbers are:  GST: 102504958TR0001; QST: 1009982431TQ0001.

(h)                                 No claim has been made by a Governmental Authority in a jurisdiction where an Interfast Entity does not file Tax Returns that such Interfast Entity should be filing Tax Returns in such jurisdiction.

(i)                                     None of the Purchased Assets owned by Seller are U.S. real property interests within the meaning of Section 897(c) of the Code.  Since January 1, 2007, none of the Acquired Entities organized in the United States has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j)                                    None of the Acquired Entities (i) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, in each case, that has not since expired or (ii) is currently the beneficiary of any extension of time within which to file a Tax Return.

(k)                                 None of the Contracts, the Liabilities of which are assumed under this Agreement are, and neither Seller nor any of its Affiliates (including the Acquired Entities) are a party to, a Tax-sharing or Tax-allocation agreement or similar arrangement (including indemnity arrangements), pursuant to which Parent, Buyer, or any of their respective Affiliates (including the Acquired Entities) may have any obligations to make payments after the Closing.

(l)                                     The Acquired Entities have not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(m)                             Interfast USA Holdings and Interfast USA are not liable to Tax and do not otherwise have a permanent establishment, office or other fixed place of business, in each case, in any jurisdiction outside of the United States of America.  Interfast Europe is not liable to Tax and does not otherwise have a permanent establishment, office or other fixed place of business, in each case, in any jurisdiction outside of the United Kingdom.

(n)                                 Seller is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

(o)                                 None of the Acquired Entities, Parent or its Affiliates could be required to include in a Post-Closing Tax Period taxable income or gain attributable to income or gain of any Acquired Entity that accrued in a Pre-Closing Tax Period but was not recognized in a Pre-Closing Tax Period for any reason, including:  (i) a change in accounting method under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law); (ii) a written agreement with a Governmental Authority; (iii) the installment method of accounting or an open transaction disposition; (iv) the long-term contract method of accounting; (v) any prepaid amount received on or prior to the Closing Date; (vi) an intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law); or (vii) Section 108(i) of the Code.

(p)                                 None of the Acquired Entities (i) has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or any similar provision of state, local or non-U.S. Law), other than a group that has Interfast USA Holdings as its common parent or (ii) has any Liability for the Taxes of any other Person including under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise.

(q)                                 None of the Acquired Entities has distributed the stock of any corporation or had its stock distributed by another Person in a transaction satisfying the requirements of Section 355 of the Code.

(r)                                    Interfast Europe (i) does not have an investment in U.S. property within the meaning of Section 956 of the Internal Revenue Code, (ii) is not engaged in a United States trade or business for U.S. federal income Tax purposes, (iii) is not a passive foreign investment company within the meaning of Section 1297 of the Code, (iv) is not a “surrogate foreign corporation” within the meaning of 7874(a)(2)(B) of the Code and is not treated as a U.S. corporation under Section 7874(b) of the Code, and (v) has not elected under Section 897(i) of the Code to be treated as a domestic corporation.  Neither Parent nor any of its Affiliates would be required to include any amounts in gross income with respect to Interfast Europe pursuant to Section 951 of the Code if the taxable year of Interfast Europe were deemed to end on the day after the Closing Date, but not taking into account any activities or income of Interfast Europe on such day.

(s)                                   Neither Seller nor any Acquired Entity has made any affirmative entity classification elections under Treasury Regulation Section 301.7701-3 for such Acquired Entity.

(t)                                    The representations and warranties made in Sections 4.21(a), (b), (d), (h), (j), (l) and (p) are true with respect to Seller if the defined term “Seller” is substituted for “Acquired Entity” or “Acquired Entities” in those representations and warranties, except as would not result in (i) any Encumbrance on any of the Purchased Assets or the Assets of Parent, Buyer, any Acquired Entity or any of their respective Affiliates or (ii) any other claim for Taxes against, or the reduction of any Tax asset of, Parent, Buyer, any Acquired Entity or any of their respective Affiliates in any Post-Closing Tax Period.

(u)                                 Interfast Europe has in its possession or power all records and information which it needs to determine its Tax Liabilities, including Liabilities which may arise on the disposal or deemed disposal of any of its assets in the future.

(v)                                 Interfast Europe is registered for the purposes of VAT with registration number GB 977 3879 42. Interfast Europe has fully complied with its obligations under any law relating to VAT and, for the purposes of VAT: (i) makes no supplies other than taxable supplies; (ii) obtains credit for all input tax paid or suffered by it; (iii) is not the grantor or grantee of any interest in land in respect of which an election has been made to waive exemption from VAT; and (iv) has no interest in any capital items in respect of which it is or may be subject to any restrictions or adjustment of the amount of input credit available to it for the purposes of VAT.

(w)                               Interfast Europe is not, and has not in the last six years been, a member of a group of companies (other than the Interfast Entities) for any United Kingdom Tax purpose.

(x)                                 All documents which are necessary to establish the title of Interfast Europe to any asset or to enforce any rights and in respect of which any stamp duty or similar tax is payable (whether as a condition to the validity or otherwise) have been duly stamped and no such document which is outside the United Kingdom would attract United Kingdom stamp duty if it were brought into the United Kingdom.

(y)                                 Interfast Europe has never been party to a transaction, scheme or arrangement in respect of which a clearance application to HM Revenue & Customs (or any predecessor Tax authority) has been made.

Section 4.22                             Insurance.

(a)                                 Section 4.22 of the Disclosure Schedule contains an accurate and complete description of all policies of property, fire and casualty, product liability, general liability, workers’ compensation and other forms of insurance held by each Interfast Entity or otherwise covering the Purchased Assets or the Business (“Insurance Policies”).  True, correct and complete copies of the Insurance Policies have been provided to Parent.

(b)                                 All policies listed in Section 4.22 of the Disclosure Schedule (i) are valid, outstanding, and enforceable policies, (ii) provide adequate insurance coverage for the Purchased Assets (and the Assets of each Interfast Entity) and the operations of each Interfast Entity for all material risks normally insured against by a Person carrying on the same businesses as the Interfast Entities and (iii) will not terminate or lapse by reason of the transactions contemplated by this Agreement.  No Interfast Entity is in Default with respect to any Insurance Policy.

(c)                                  No Interfast Entity has received (i) any notice of cancellation of any policy listed in Section 4.22 of the Disclosure Schedule or refusal of coverage thereunder, (ii) any notice that any issuer of such policy has filed for protection under applicable bankruptcy Laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.

Section 4.23                             Customers and Suppliers.  Section 4.23 of the Disclosure Schedule sets forth a complete and accurate list of the names of (a) the ten (10) largest customers with respect to the Business for the three (3) most recent fiscal years based on sales, showing the approximate aggregate total sales in dollars to each such customer during each such fiscal year; and (b) the ten (10) largest suppliers with respect to the Business for the three (3) most recent fiscal years based on purchases, showing the approximate aggregate total purchases in dollars from each such supplier during each such fiscal year.  Since October 1, 2008, no Interfast Entity has received any written, or to the Knowledge of Seller, any oral, communication from any customer or supplier named in Section 4.23 of the Disclosure Schedule of any intention or threat to terminate or materially reduce purchases from, or supplies or rebates to, any Interfast Entity or to fail to renew any contract with any Interfast Entity or, to the Knowledge of Seller, that any such action is being considered, or that any facts or circumstances exist that would cause such action to be considered, by any such customer or supplier.  There is no material dispute or material disagreement with any customer of any Interfast Entity, including with respect to the accuracy of any Interfast Entity’s invoices or the cost of materials under any contract.

Section 4.24                             Affiliate Transactions.  Except as set forth in Section 4.24 of the Disclosure Schedule, no officer, manager, director, member, stockholder or Affiliate of any Interfast Entity, or any individual related by blood, marriage or adoption to any such Person or in which any such Person owns a greater than 10% beneficial interest, is, or during the last three (3)-year period has been, a party to any agreement, Contract, commitment or transaction with any Interfast Entity or has a material interest in any material property used by any Interfast Entity in the conduct of the Business.  Any transaction with any Affiliate of any Interfast Entity was negotiated at arm’s length and is on terms and conditions, including any pricing terms, no less favorable than such Interfast Entity could negotiate with a Person who is not an Affiliate of such Interfast Entity.

Section 4.25                             Inventory.  Section 4.25 of the Disclosure Schedule sets forth a true, accurate and complete description of (a) all Inventory related to, used or held for use in the Business as of the date hereof and (b) the Interfast Entities’ inventory accounting policy.  All of the Inventory set forth on Section 4.25 of the Disclosure Schedule is owned by an Interfast Entity and is located at an Interfast Entity Facility.  All Inventory of the Interfast Entities, whether or not set forth in the Interim Balance Sheet, consists of a quality and quantity of items usable and salable in the ordinary course of business consistent with past practice and the Interfast Entities’ inventory accounting policy, except for items that would be considered obsolete or below-standard quality under the Interfast Entities’ inventory accounting policy as set forth on Section 4.25 of the Disclosure Schedule, all of which have been written off or written down to net realizable value in the balance sheets included in the Interim Financial Statement or in the accounting records of the applicable Interfast Entity as of the Closing Date, as the case may be.  All Inventory of Interfast Entities not written off has been priced at the lower of cost or net realizable value on a first-in, first-out basis.  The quantities of each item of Inventory of the Interfast Entities are reasonable for the conduct of the Business in the ordinary course of business consistent with past practice and the Interfast Entities’ inventory accounting policy.  No Interfast Entity has any Liability (including inventory repurchase obligations) with respect to the return of Inventory of such Interfast Entity or any Excluded Entity, except as disclosed in Section 4.25 of the Disclosure Schedule.

Section 4.26                             Accounts Receivable.  The accounts receivable set forth on the Interim Balance Sheet, and all accounts receivable arising since the Interim Balance Sheet Date, represent bona fide claims of the Interfast Entities against debtors for sales, services performed or other charges arising on or before the date hereof.  Except as described in Section 4.26 of the Disclosure Schedule, such accounts receivable are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of business without cost in collection efforts therefor, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the Interim Balance Sheet and, in the case of accounts receivable arising since the Interim Balance Sheet Date, to the extent of a reasonable reserve rate for bad debts on accounts receivable which is not greater than the rate reflected by the reserve for bad debts on the Interim Balance Sheet.  Since September 30, 2011, the Interfast Entities have not made any change in their respective credit policies, nor have they materially deviated therefrom.

Section 4.27                             Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Interfast Entity.

Section 4.28                             Government Contracts.

(a)                                 During the past three (3) years, no payment has been made by any Interfast Entity or any Excluded Entity, or by any Person authorized to act on behalf of any Interfast Entity or any Excluded Entity, to any Person in connection with any Government Contracts, in violation of applicable procurement Laws.

(b)                                 The Interfast Entities’ cost accounting and procurement systems with respect to Government Contracts are in compliance in all material respects with all applicable Laws and all Governmental Authority regulations and requirements.

(c)                                  With respect to each Government Contract:  (i) each Interfast Entity and Excluded Entity, as applicable, has complied, in all material respects, with all material terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein; (ii) each Interfast Entity and Excluded Entity, as applicable, has complied, in all material respects, with all requirements of applicable Laws pertaining to such Government Contract; (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct in all material respects as of their effective date, and each Interfast Entity and Excluded Entity, as applicable, has complied in all material respects with all such representations and certifications; (iv) neither any Governmental Authority nor any prime contractor, subcontractor or other Person has given written, or to the Knowledge of Seller oral, notice to any Interfast Entity or any Excluded Entity that any Interfast Entity or Excluded Entity has materially breached, violated, is in Default under any applicable Law, or any material certification, representation, clause, provision or requirement pertaining to such Government Contract; and (v) no termination for convenience, termination for Default, cure notice or show cause notice is in effect as of the date hereof pertaining to any Government Contract.

(d)                                 (i) None of the Interfast Entities or the Excluded Entities or, to the Knowledge of Seller, any of their respective directors, officers or employees is (or during the last three (3) years has been) under administrative, civil or criminal investigation, or indictment or audit by any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract and (ii) during the last three (3) years, no Interfast Entity or Excluded Entity has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority, with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract.

(e)                                  There exist (i) no outstanding claims against any Interfast Entity or any Excluded Entity, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract; and (ii) no disputes between any Interfast Entity or any Excluded Entity, on the one hand, and any Governmental Authority or any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any Government Contract.

(f)                                   To the Knowledge of Seller, none of the respective directors, officers or employees of any Interfast Entity or any Excluded Entity are (or during the last three (3) years have been) suspended or debarred from doing business with any Governmental Authority or are (or during such period were) the subject of a finding of nonresponsibility or ineligibility for contracting with any Governmental Authority.

(g)                                  There is no Action pending and, to the Knowledge of Seller, threatened, against any Interfast Entity or any Excluded Entity with respect to any Government Contract.

(h)                                 No Government Contract to which any Interfast Entity or any Excluded Entity is a party has an aggregate funded or unfunded backlog in excess of $50,000.

Section 4.29                             Books and Records.  The Books and Records of each Interfast Entity have been maintained in accordance with good business practice, state in reasonable detail, and accurately and fairly reflect, in all material respects, the transactions and dispositions of the Assets of such Interfast Entity.  The copies of the share certificate ledgers of each Interfast Entity provided to Parent are true, correct and complete, and accurately reflect all transactions effected in such Interfast Entity’s capital.

Section 4.30                             Banking Relationships.  Section 4.30 of the Disclosure Schedule sets forth a complete and accurate description of all arrangements that any Interfast Entity has with any banks, savings and loan associations or other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, and certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the Person or Persons authorized to act or sign on behalf of any Interfast Entity in respect of any of the foregoing.

Section 4.31                             Anti-Corruption Matters.

(a)                                 No Interfast Entity or Excluded Entity or, to the Knowledge of Seller, any Company Representative has, in the past five (5) years, directly or indirectly through its representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), (i) taken any action in violation of any applicable Anti-corruption Laws or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any Government Official or to any Person under circumstances where such Interfast Entity, Excluded Entity or, to the Knowledge of Seller, Company Representative, as applicable, knew or should reasonably have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to a Person: (A) for the purpose of (1) influencing any act or decision of any Government Official in their official capacity, (2) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (3) securing any improper advantage, (4) inducing any Government Official to influence or affect any act or decision of any Governmental Authority or (5) assisting any Interfast Entity, Excluded Entity or Company Representative in obtaining or retaining business for or with, or directing business to, any Interfast Entity, Excluded Entity or Company Representative; or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

(b)                                 Each Interfast Entity and Excluded Entity has maintained complete and accurate Books and Records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP.  There have been no false or fictitious entries made in the Books and Records of any Interfast Entity or any Excluded Entity relating to any offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and no Interfast Entity or Excluded Entity has established or maintained a secret or unrecorded fund.  Seller further agrees that it has and will continue to make, or cause to be made, such Books and Records available for review by Parent and its representatives upon reasonable request.

(c)                                  To the Knowledge of Seller, no Government Official has any financial interest in the subject matter of this Agreement or in any way personally benefiting, directly or indirectly, from this Agreement.

(d)                                 No Interfast Entity or Excluded Entity has been convicted of violating any Anti-corruption Laws or subjected to any investigation by a government for potential corruption, Fraud or violation of any applicable Anti-corruption Laws.

(e)                                  No Interfast Entity or Excluded Entity has been debarred, suspended or otherwise determined to be ineligible for government procurement programs in any jurisdiction.

(f)                                   There are no Actions pending or, to the Knowledge of Seller, threatened against or affecting any Interfast Entity or any Excluded Entity related to any applicable Anti-corruption Law, before or by any Governmental Authority.

(g)                                  No Interfast Entity or Excluded Entity has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-corruption Law.  No Interfast Entity or Excluded Entity or any Company Representative has received any notice, request or citation for any actual or potential noncompliance with any of the foregoing.

(h)                                 Except as set forth on Section 4.31(h) of the Disclosure Schedule, no officer, director, or employee of any Interfast Entity or any Excluded Entity is a Government Official.

(i)                                     Except as set forth on Section 4.31(i) of the Disclosure Schedule, no Government Official or Governmental Authority presently owns an interest, whether direct or indirect, in any Interfast Entity or any Excluded Entity or has any legal or beneficial interest in (i) any Interfast Entity or any Excluded Entity or (ii) payments made to Seller by Parent and Buyer hereunder.

Section 4.32                             Export Compliance.

(a)                                 No Interfast Entity or Excluded Entity or any of their respective directors, officers or employees, nor, to the Knowledge of Seller, any distributor, agent, representative, sales intermediary or other third party acting on behalf of any Interfast Entity, in any way relating to the Business or the Purchased Assets (or the Assets of any Interfast Entity), has taken any action in violation of any applicable export control Laws, trade or economic sanctions Laws, or anti-boycott Laws, of Canada, the United States or any other jurisdiction, including, without limitation: The Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706),

the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable non-U.S. Laws of a similar nature.

(b)                                 Each Interfast Entity has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, import and reexport of their respective products, services, software and technology related to the Purchased Assets and the Assets of such Interfast Entity.

(c)                                  No Interfast Entity or Excluded Entity has any current, pending or, to the Knowledge of Seller, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, involving any Interfast Entity in any way relating to Laws identified in this Section 4.32 or any other similar applicable Law, relating to the Business or the Purchased Assets (or the Assets of any Interfast Entity or any Excluded Entity).

Section 4.33                             Privacy.  The Interfast Entities are conducting the Business in compliance with all applicable Laws governing privacy and the protection of personal information, including the Personal Information Protection and Electronic Documents Act (“PIPEDA”), other than acts of non-compliance which individually or in the aggregate are not material.   There is no requirement to obtain any consent, approval or waiver of any Person under applicable Laws governing privacy and the protection of personal information, including PIPEDA, in connection with the due diligence investigation, negotiation, preparation, execution and performance of this Agreement and the transactions contemplated by it, except for the consents, approvals and waivers obtained prior to the date of this Agreement or disclosed in Section 4.33 of the Disclosure Schedule.

Section 4.34                             Full Disclosure.  To the Knowledge of Seller, this Agreement does not (a) contain any untrue statement of a material fact in respect of any Interfast Entity, the Purchased Assets (or the Assets of any Interfast Entity) or the Business, or (b) omit any statement of a material fact necessary in order to make the statements in respect of any Interfast Entity, the Purchased Assets (or the Assets of any Interfast Entity) or the Business contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer jointly and severally represent and warrant to Seller as of the date hereof and as of the Closing Date as follows and acknowledge and agree that Seller is relying upon the representations and warranties of Parent and Buyer contained herein in connection with their sale of the Purchased Assets.  Disclosure of a fact or matter to Seller in a Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule for which applicability of such fact or matter is reasonably apparent on its face.

Section 5.1                                    Incorporation and Authority.  Parent is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  Buyer is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has the requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  Each of Parent and Buyer has all necessary power to enter into each Ancillary Agreement to which it is party, to carry out its respective obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery by Parent and Buyer of this Agreement and, as of the Closing Date, each Ancillary Agreement to which Parent and Buyer, respectively, is a party, the performance by Parent and Buyer of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Parent and Buyer.  This Agreement has been, and as of the Closing Date each Ancillary Agreement to which it is party will be, duly executed and delivered by Parent and Buyer, as applicable, and constitutes, or will constitute, a legal, valid and binding obligation of Parent and Buyer, respectively, enforceable against Parent and Buyer in accordance with its terms, except to the extent such enforceability may be limited by (a) applicable bankruptcy, winding-up, insolvency, arrangement, moratorium, reorganization, fraudulent conveyance or similar Laws in effect which affect the enforcement of creditors’ rights generally, or (b) general principles of equity.

Section 5.2                                    No Conflict.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is a party by Parent and Buyer, as applicable, and the consummation of the transactions contemplated hereby and thereby, do not (a) violate or conflict in any material respect with the certificate of incorporation or bylaws of Parent, or the certificate of incorporation, constating documents or bylaws, as applicable, of Buyer, respectively, or (b) conflict with or violate any Law or Governmental Order applicable to Parent or Buyer.

Section 5.3                                    Consents and Governmental Approvals.  No consent, approval or action of, filing with or notice to any Governmental Authority on the part of Parent or Buyer is required to be made or obtained by or on behalf of Parent or Buyer or any of their respective Affiliates in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice would not materially and adversely affect the ability of Parent or Buyer to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party or to perform any of its obligations hereunder or thereunder.

Section 5.4                                    Legal Proceedings.  There are no Governmental Orders outstanding and no Actions pending or, to the Knowledge of Parent and, as of the Closing Date, Buyer, threatened against, relating to or affecting Parent or Buyer or any of their respective Assets or properties which would result in the issuance of a Governmental Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or by any of the Ancillary Agreements or which would have a material adverse effect on the validity or enforceability of this Agreement or any of the Ancillary

Agreements or the ability of Parent or Buyer to perform its respective obligations hereunder or thereunder.

Section 5.5                                    Brokers.  No third-party broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which Seller shall have any obligations in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Buyer.

Section 5.6                                    Tax Registration.  Buyer is registered for the purposes of the tax imposed under the ETA and under Division I of Chapter VIII of Title I of the QSTA, and its registration numbers are: GST: 817791106 RT 0001; QST: 1219005381 TQ 0001.

Section 5.7                                    Financial Ability.  Parent and Buyer, collectively, have cash on hand or access to credit under their existing credit facilities, and will have on the Closing Date cash on hand, in amounts sufficient to allow Parent and Buyer to pay the Cash Purchase Price, including any adjustments, and all other costs and expenses in connection with the consummation of the transactions contemplated by this Agreement.

Section 5.8                                    Due Diligence by Parent and Buyer.  Parent and Buyer acknowledge that they have, acting in good faith, conducted to their satisfaction an independent investigation of the financial condition, Liabilities, results of operations and projected operations of the Business and the nature and condition of the properties and Assets of Seller and the Acquired Entities and, in making the determination to proceed with the transactions contemplated by this Agreement, have relied solely on the results of their own independent investigation and the representations, warranties, covenants and statements of Seller in Article 4 and Article 6.

ARTICLE 6.
COVENANTS

Section 6.1                                    Cooperation.

(a)                                 Subject to the terms and conditions of this Agreement, each party hereto shall use commercially reasonable efforts,  both before and (except as otherwise provided herein) after the Closing, (i) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and to allow Parent and Buyer to operate the Business at and after the Closing (including, prior to the Closing only, obtaining a Canadian Controlled Goods Certificate in the name of Parent or Buyer, as applicable), (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing.  Without limiting the foregoing, the parties agree to use their respective commercially reasonable efforts to (A) prepare and file as promptly as practicable with any applicable Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (B) obtain and maintain all approvals, consents, registrations, Permits , authorizations and other confirmations of any

Interfast Entity that are required to be obtained from any applicable Governmental Authority and that are necessary to consummate the transactions contemplated by this Agreement, and (C) obtain all necessary waivers, consents and approvals from other parties to the Contracts of Seller or any Acquired Entity and all consents, approvals and waivers that are required by applicable Laws governing privacy and the protection of personal information, including PIPEDA, in connection with the due diligence investigation, negotiations, preparation, execution and performance of this Agreement and the transactions contemplated by it, including the consents, approvals and waivers in each case as set forth in Section 7.3(d) of the Disclosure Schedule.

(b)                                 In furtherance and not in limitation of Section 6.1(a), each party shall make any required filing as promptly as practicable with the applicable Governmental Authority with respect to the transactions contemplated hereby and shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to any Competition Law.

(c)                                  Each party shall: (i) promptly notify the other parties of any written or oral communication to that party or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the other parties to review in advance any proposed written communication to any Governmental Authority, in each case concerning the review, clearance or approval of any of the transactions contemplated hereby under any Competition Law; (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning the review, clearance or approval of any of the transactions contemplated hereby under any Competition Law unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate in such meeting; provided, that if the Governmental Authority or applicable Law does not permit such participation by the other parties, or if the parties agree that such joint participation would not be advisable, the party meeting with such Governmental Authority shall allow outside counsel for the other parties to attend and participate, to the extent permitted by the Governmental Authority or applicable Law; and (iii) furnish the other parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and its respective representatives, on the one hand, and any Governmental Authority or members of such Governmental Authority’s staff, on the other hand, concerning the review, clearance or approval of any of the transactions contemplated hereby under any Competition Law, except to the extent prohibited by applicable Law or the instructions of such Governmental Authority.

(d)                                 Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent, Buyer or any of their respective Affiliates or Subsidiaries to: (i) agree to or to effect any divestiture or hold-separate order, or enter into any license or similar agreement with respect to, or agree to restrict its ownership or operation of, any business or Assets of any Interfast Entity or of Parent, Buyer or any of their respective Affiliates or Subsidiaries; (ii) enter into, amend, or agree to enter into or amend, any Contracts of any Interfast Entity or of Parent, Buyer or any of their respective Affiliates or Subsidiaries; (iii) otherwise waive, abandon or alter any material rights or obligations of any Interfast Entity or of Parent, Buyer or any of their respective Affiliates or Subsidiaries; (iv) file or defend any lawsuit, appeal any judgment or contest any temporary, preliminary or permanent order or injunction issued in any proceeding initiated by a Governmental Authority or by any other party; or (v) pay any consideration, other than customary fees imposed by Governmental Authorities and professional fees of counsel, or to offer to grant, or agree to, any financial or other accommodation, in order to obtain any consent, approval or waiver (any such requirement listed in clauses (i)-(v), an “Adverse Condition”).

Section 6.2                                    No Solicitation.  From the date hereof through the earlier to occur of (a) the Closing or (b) the termination of this Agreement, Seller shall not, and shall cause its shareholders, Representatives and Affiliates, not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person, other than Parent, Buyer and their respective Affiliates and Representatives, concerning any sale of all or a portion of the Purchased Assets (or the Assets of any Interfast Entity) or the Business, or of any shares in the capital or other Equity Interests of any Interfast Entity, or any merger, consolidation, amalgamation, liquidation, dissolution or similar transaction involving any Interfast Entity (each such transaction being referred to herein as a “Proposed Acquisition Transaction”).  Seller shall not, directly or indirectly, through any shareholder, Representative or Affiliate or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person or entity relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other Person any information with respect to any Interfast Entity for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to seek or effect a Proposed Acquisition Transaction.  Seller hereby represents that it is not now engaged in discussions or negotiations with any party other than Parent and Buyer with respect to any of the foregoing.  Seller shall notify Parent promptly (orally and in writing) if any such written offer, or any inquiry or contact with any Person with respect thereto, is made and shall provide Parent with a copy of such offer.  Seller agrees not to release, or permit to be released, any third party from, or waive any provision of, any confidentiality or standstill agreement to which any Interfast Entity is a party.

Section 6.3                                    Notification of Certain Matters.  From the date hereof through the Closing, Seller shall give prompt notice to Parent of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any respect and (b) any failure of Seller or any of its shareholders, Representatives or Affiliates to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.  Seller shall promptly notify Parent of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could in any way materially affect any Interfast Entity, the Purchased Assets (or the Assets of any Interfast Entity) or the Business.

Section 6.4                                    Conduct of Business.  From the date hereof through the Closing, Seller shall, and shall cause its Affiliates and Representatives to, except as contemplated by this Agreement (including actions contemplated to be taken pursuant to Section 6.5 and Section 8.2(m)) or as consented to by Parent in writing, operate the Business in the ordinary course of business consistent with past practice and will not take any action inconsistent with this Agreement or with the consummation of the Closing.  Without limiting the generality of the foregoing, Seller shall not, and shall cause its Affiliates and Representatives not to, except as specifically contemplated by this Agreement or as set out in Section 6.4 of the Disclosure Schedule or as consented to by Parent in writing:

(a)                                 change or amend the organizational or constating documents of any Interfast Entity;

(b)                                 enter into, extend, materially modify, terminate or renew any Contract to which any Interfast Entity is a party or by which any of the Purchased Assets (or any Assets of any Acquired Entity) are bound, except in the ordinary course of business consistent with past practice;

(c)                                  sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber or permit any Encumbrance on any of the Purchased Assets (or the Assets of any Acquired Entity), or any interests therein, except for Inventory of any Interfast Entity and inoperable, worn-out, obsolete or destroyed Assets of any Interfast Entity, in each case in the ordinary course of business consistent with past practice;

(d)                                 incur any Liability or Indebtedness with respect to any Interfast Entity, except in the ordinary course of business consistent with past practice;

(e)                                  other than pursuant to policies or agreements of the Interfast Entities in effect on the date hereof that are described on the Disclosure Schedule, take any action with respect to (i) the grant of any bonus, severance or termination pay or (ii) any increase of benefits payable under its severance or termination pay policies or agreements in effect on the date hereof or (iii) any increase, in any manner, in the compensation or fringe benefits of any employee or pay any benefit not required by any existing Employee Plan;

(f)                                   make any change in the directors, auditors or officers or key employees of any Interfast Entity, including the hiring of additional officers or key employees or the termination of existing officers or key employees;

(g)                                  adopt, enter into or amend any Employee Plan, agreement (including any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee of any Interfast Entity, except for any such amendment as may be required to comply with applicable Laws;

(h)                                 fail to maintain all Employee Plans in accordance with applicable Laws;

(i)                                     cancel or reduce any insurance coverage with respect to any Interfast Entity, the Purchased Assets or the Assets of any Acquired Entity;

(j)                                    commit, allow or permit any act which could cause any of the Insurance Policies regarding any Interfast Entity to be suspended, impaired or canceled;

(k)                                 acquire by amalgamation, merger or consolidation with, or purchase substantially all of the Assets, or otherwise acquire any material Assets or business, of any Person;

(l)                                     declare, set aside, make or pay any dividend or other distribution, other than (in the case of Seller or any Acquired Entity) Cash, in respect of capital stock or equity interest of any Interfast Entity;

(m)                             issue or reserve for issue by any Interfast Entity, or commit to issue or reserve for issue, any Equity Interests of any Interfast Entity;

(n)                                 fail to expend funds for budgeted capital expenditures or commitments of any Interfast Entity;

(o)                                 fail to pay any Interfast Entity’s accounts payable and any debts owed or obligations due to it, or pay or discharge when due any Liabilities, in the ordinary course of business consistent with past practice;

(p)                                 fail to collect any accounts receivable of any Interfast Entity in the ordinary course of business consistent with past practice;

(q)                                 enter into, renew, modify or revise any agreement or transaction with any Affiliate of any Interfast Entity;

(r)                                    fail to maintain the Purchased Assets (or the Assets of any Interfast Entity) in substantially their current state of repair, excepting normal wear and tear, or fail to replace, consistent with Seller’s respective past practice, inoperable, worn-out or obsolete or destroyed Assets or Inventory of any Interfast Entity;

(s)                                   make any loans or advances to any Person;

(t)                                    make, change or revoke any Tax election, change an annual accounting period; adopt or change any accounting method with respect to Taxes; file an amended Tax Return; fail to pay any Taxes; enter into any closing agreement within the meaning of Section 7121 of the Code or other similar agreement with a Governmental Authority with respect to Taxes;  settle or compromise any Tax claim or assessment; consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; in each case, to the extent such action or inaction could adversely affect Parent, Buyer, any Acquired Entity, the Purchased Assets (or the Assets of any Interfast Entity) or the Business in a Post-Closing Tax Period;

(u)                                 do any act or knowingly omit to do any act that would cause or permit any Registered Intellectual Property to become invalidated, abandoned, unmaintained, unenforceable or dedicated to the public domain;

(v)                                 agree or consent to any Adverse Condition; or

(w)                               enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

Section 6.5                                    Discussions with AVIC Zhuhai.  During the period between the date of this Agreement and the Closing Date, Parent agrees to use commercially reasonable efforts, acting in good faith, to meet and discuss with AVIC Zhuhai (to the extent it makes its representatives reasonably available) and evaluate a potential business relationship between Parent or its Affiliates and AVIC Zhuhai that would be intended to replace the current business relationship between Interfast Asia and AVIC Zhuhai.  For the avoidance of doubt, nothing in this Section 6.5 shall be deemed to be a binding obligation of Parent or any of its Affiliates to enter into a business relationship with AVIC Zhuhai and any business arrangement between them shall be on terms and subject to a definitive agreement mutually acceptable to Parent and AVIC Zhuhai in their sole discretion.  Following the Closing, the commitment set forth in this Section 6.5 shall have no effect on any of the parties’ respective obligations under this Agreement (including Article 8).

Section 6.6                                    Tax Matters.

(a)                                 From and after the Closing, Seller shall indemnify, defend and save and hold harmless the Buyer Indemnified Parties, from and against any and all Losses, whether or not involving any third party claims, arising out of or in connection with any:  (i) Taxes payable by or with respect to any Acquired Entity with respect to any Pre-Closing Tax Period; (ii) any Excluded Taxes; (iii) breach of any representation or warranty in Section 4.21; (iv) breach of any covenant contained in Section 6.4(t) or this Section 6.6; and (v) any Transfer Taxes for which Seller is liable pursuant to Section 6.6(e); provided, that the Buyer Indemnified Parties shall not be entitled to indemnification for Taxes to the extent, but only to the extent, that such Taxes are set forth as a current Liability (other than a current Liability for deferred Taxes established to reflect timing differences between book and Tax income) on the Final Closing Balance Sheet and have been taken into account in the calculation of the Final Net Working Capital Adjustment Amount.  Notwithstanding anything to the contrary in this Agreement, (x) references to “Losses” in this Section 6.6(a) shall be deemed to include amounts that would have constituted “Losses” but for the set-off or other utilization of any loss, deduction or credit realized in or attributable to a Post-Closing Tax Period and (y) Seller’s indemnification obligations pursuant to this Section 6.6(a) shall survive the Closing and continue in full force and effect until 90 days after the expiration of the applicable statute of limitations and shall not be subject to the limitations set forth in Section 8.2(e).

(b)                                 Tax Returns.  Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by or with respect to the Acquired Entities, the Business and the Purchased Assets for all taxable periods that end on or before the Closing Date (“Pre-Closing Tax Returns”).  Unless otherwise required by applicable Law, Pre-Closing Tax Returns shall be prepared on a basis consistent with past practices of the Acquired Entities and the Business.  If any Pre-Closing Tax Return (i) relates to income (or similar) Taxes of any Acquired Entity or (ii) could reasonably be expected to have an adverse effect on or increase the Tax Liability of Parent, Buyer or any of their respective Affiliates (including the Acquired Entities) in a Post-Closing Tax Period, Seller shall cause each such Pre-Closing Tax Return to be delivered to Parent for its review and comment at least twenty (20) days prior to the due date for such Tax Return (taking into account any applicable extensions of time to file).  Seller shall make such revisions to such Tax Returns as may be reasonably requested by Parent.  Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by or with respect to the Acquired Entities, the Business and the Purchased Assets for any taxable period that includes (but does not end on) the Closing Date (“Straddle Period Tax Returns”).  Unless otherwise required by applicable Law, such Straddle Period Tax Returns shall be prepared on a basis consistent with past practices of the Acquired Entities and the Business.  Parent shall cause each Straddle Period Tax Return that relates to income (or similar) Taxes of any Acquired Entity to be delivered to Seller for their review and comment at least twenty (20) days prior to the due date for such Tax Return (taking into account any applicable extensions of time to file).  Parent shall make such revisions to such Straddle Period Tax Returns as may be reasonably requested by Seller to the extent such revisions relate to Taxes attributable to the Pre-Closing Tax Period (as determined pursuant to Section 6.6(c)).  No later than five (5) days prior to the due date for filing any Straddle Period Tax Return, Seller shall pay to Parent the amount of Taxes payable with respect to such Straddle Period Tax Return for which Seller has an indemnification obligation pursuant to Section 6.6(a).  Seller shall be entitled to all Tax refunds received by the Acquired Entities (net of any costs associated therewith) with respect to Pre-Closing Tax Periods, except to the extent such refund arises as the result of a carryback of a loss or other tax benefit from a period (or portion thereof) beginning after the Closing Date.

(c)                                  Calculation of Taxes.  For purposes of this Agreement, in the case of any Taxes that are payable with respect to a taxable period that includes (but does not end on) the Closing Date, the portion of such Taxes allocated to the Pre-Closing Tax Period shall, (i) in the case of any property or ad valorem Taxes applicable to the Purchased Assets or the Assets of the Acquired Entities as of the Closing Date, be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any other Taxes, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.

(d)                                 Cooperation.  The parties hereto shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns and the conduct of any Tax audits, examinations, assessments, or other administrative or judicial proceedings relating to the Acquired Entities, the Business, the Purchased Assets or the Revised Allocation.  Such cooperation shall include, but shall not be limited to, providing applicable powers of attorney for Taxes, retaining and (upon the other party’s request) providing records and information reasonably relevant to any such Tax Return or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Without limiting the generality of the foregoing, Parent and Buyer, on the one hand, and Seller, on the other hand, shall not destroy or otherwise dispose of any such records without first providing the other parties with a reasonable opportunity to review and copy the same.

(e)                                  Transfer Taxes.  All transfer, land transfer, documentary, registration charges, recording, gross receipt, sales, provincial sales, use, consumption, goods and services, harmonized sales, Quebec sales, value-added, turnover, excise, stamp, customs duties, countervail, anti-dumping and special import measures, import and export Taxes, and other similar Taxes and fees (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement and imposed on Parent or Buyer under applicable Law (for the avoidance of doubt, excluding any direct or indirect capital gain Taxes and withholding Taxes, in each case, imposed on Seller in connection with the transactions contemplated by this Agreement) shall be borne by Parent and Buyer.  All other Transfer Taxes, if any, shall be borne by Seller. The parties shall cooperate in the preparation and filing of all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and each party shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation in accordance with applicable Law.

(f)                                   Tax Contests.  Parent shall promptly notify Seller in writing upon receipt by Parent, Buyer or any of their Affiliates of a written notice of any pending or threatened audit, examination, assessment, or other administrative or judicial proceedings relating to Taxes for which Seller may have Liability pursuant to this Agreement (“Tax Contest”); provided, however, no failure or delay by Parent to provide notice of a Tax Contest shall reduce or otherwise affect Seller’s obligation to indemnify the Buyer Indemnified Parties under this Agreement except to the extent Seller is actually prejudiced thereby.  With respect to any Tax Contest that relates solely to a taxable period that ends on or before the Closing Date, Seller shall have the right to control the conduct of such Tax Contest if Seller provides Parent with written notice of their election to control such Tax Contest within twenty (20) days after receipt of notice thereof (or such earlier date, if the failure to assume the defense on such earlier date would materially impair the ability of Parent to defend such Tax Contest); provided, that (i) Seller shall keep Parent fully informed regarding the progress and substantive aspects of any such Tax Contest and shall promptly respond to any reasonable inquiry by Parent with respect thereto, (ii) Parent shall be entitled to participate (at its own expense) in any such Tax Contest and (iii) Seller shall not compromise or settle any such Tax Contest without obtaining Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  If Seller does not elect to control a Tax Contest that relates solely to a taxable period that ends on or before the Closing Date, Parent shall be entitled to control such Tax Contest at Seller’s expense. With respect to any Tax Contest that does not relate solely to a taxable period that ends on or before the Closing Date, Parent shall have the right to control the conduct of such Tax Contest; provided, that (i) Parent shall keep Seller’s fully informed regarding the progress and substantive aspects of such Tax Contest and shall promptly respond to any reasonable inquiry by Seller with respect thereto, (ii) Seller shall be entitled (at Seller’s expense) to participate in such Tax Contest and (iii) Parent shall not compromise or settle any issues in such Tax Contest that relate to a Pre-Closing Tax Period without obtaining Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  In the event of any conflict between this Section 6.6(f) and Section 8.2(d), this Section 6.6(f) shall control.

(g)                                  Treatment of Indemnity Payments.  All amounts paid with respect to indemnity claims under this Agreement shall be treated by the parties hereto for all Tax purposes as adjustments to the Cash Purchase Price, unless otherwise required by Law.

(h)                                 Tax Elections.

(i)                                     At the Closing, Buyer and Seller shall jointly execute elections under section 167(1) of the ETA and section 75 of the QSTA, in the forms prescribed for such purposes, such that the sale of the Purchased Assets hereunder will take place without payment of any goods and services tax, harmonized sales tax and Quebec sales tax.  The Buyer will file the elections with the appropriate Governmental Authorities within the time permitted under the ETA and QSTA.  Notwithstanding Section 4.14(c), Parent and Buyer jointly and severally agrees to indemnify the Seller Indemnified Parties for Taxes, penalties, interest and costs assessed or reassessed by a Governmental Authority on the basis that the election or elections were invalid; provided that any claim for indemnification pursuant to this Section 6.6(h)(i) shall be subject to Section 8.2(d).

(ii)                                  Seller and Buyer will use commercially reasonable efforts in good faith to minimize (or eliminate) any other Transfer Taxes payable in respect of the Closing by, among other things, making such other elections and taking such other steps as may reasonably be requested by Parent in connection with the Closing.

(iii)                               Seller and Buyer agree to elect jointly in the prescribed form under Section 22 of the Income Tax Act (Canada) and to make the required notification under Section 184 of the Taxation Act (Quebec) and any equivalent provision under applicable provincial tax legislation as to the sale of the Accounts Receivable and to designate in such election an amount equal to the portion of the Allocated Purchase Price allocated to accounts receivable pursuant to Section 2.7.

(iv)                              To the extent that such an election is available, Seller and Buyer agree to jointly elect under subsection 20(24) of the Income Tax Act (Canada) in the manner required by subsection 20(25) of the Income Tax Act (Canada) and under any equivalent provision of any applicable provincial tax legislation, in respect of amounts allocated, if any, for future obligations of Seller that are assumed by Buyer hereunder.

(v)                                 Buyer shall provide Seller with a copy of the elections referred to in this Subsection promptly following the filing of such elections with the appropriate Governmental Authorities.

Section 6.7                                    Employee and Employee Benefit Matters.

(a)                                 Parent or one or more of its Subsidiaries shall extend: (i) offers of employment to all employees of Seller (other than to Douglas Woollings who will become engaged as a consultant to Parent or one of its Subsidiaries pursuant to the Consulting Agreement), including the part-time employees of Seller (collectively, the “Active Employees”), which offers of employment shall provide for terms and conditions of employment that are no less favorable in the aggregate than such employees’ terms and conditions of employment as in effect as of the Closing Date; and (ii) offers of engagement as a consultant to all consultants of Seller listed on Section 6.7(a) of the Disclosure Schedule.  Those Active Employees who accept such offer of employment are referred to herein as the “Transferred Employees”.  The employment of the Transferred Employees with Parent or such Subsidiary shall become effective at 12:01 am local time on the day after the Closing Date; provided, that, for any Transferred Employees whose employment would otherwise automatically transfer by operation of law to Buyer as of the Closing, such employment shall become effective immediately as of the Closing; and, provided further, that unless Parent or such Subsidiary determines otherwise, Seller shall take all action necessary to provide that those employees who are not actively at work with Seller as of the close of business on the Closing Date shall not become Transferred Employees and shall remain employees of Seller until the applicable employee is ready to return to active employment, as reasonably determined by Parent or such Subsidiary.  The parties acknowledge that Parent’s offers of employment to Active Employees shall not be required to provide for a benefit similar to the Phantom Stock Plan (as defined below), or any other equity-based compensation plan, so long as such offers of employment provide for compensation and benefits having economic value that is substantially comparable to the economic value of the compensation and benefits provided to the Active Employees as of immediately prior to the Closing Date (including any value attributable to awards under the Phantom Stock Plan), as reasonably acceptable to Parent and Seller.  For purposes of this Agreement, an employee is not “actively at work” if the employee is (i) receiving short-term or long-term disability benefits under any plan or program established or maintained by any Interfast Entity or (ii) on any type of leave other than vacation, leave for jury duty, leave for national service/military duty, or any other statutorily protected leave as may be required by Law.  Seller shall cooperate with and use its commercially reasonable efforts to assist Parent and its Subsidiaries in their respective efforts to secure satisfactory employment arrangements with Active Employees.  Except as provided in Section 6.7(b), neither Parent nor any of its Subsidiaries shall assume any obligation or Liability, and Seller shall remain responsible for, all claims or Liability relating to all Personnel of Seller who are not Transferred Employees or Continuing Employees.  Nothing contained herein shall be deemed to be a guarantee of employment for any Active Employee, or to restrict the rights of Parent or any of its Subsidiaries to terminate any Transferred Employee.  Following the date hereof and prior to Closing, Seller (i) shall use commercially reasonable efforts to provide to Parent, Buyer and their respective Subsidiaries, as applicable, such payroll transition services as may be requested by Parent or Buyer and shall (and shall cause its employees to) use commercially reasonable efforts to cooperate with and assist Parent, Buyer and their respective Subsidiaries to transition employee payroll processes to Parent, Buyer or their respective Subsidiaries, as applicable, for Transferred Employees in connection with the Closing, and (ii) shall (and shall cause its employees to) use commercially reasonable efforts to cooperate with and assist Parent, Buyer and their respective Subsidiaries to establish employee benefit plans and programs that are consistent with the requirements of this Section 6.7(a), including the establishment of “mirror” benefit plans to provide employee benefits to Transferred Employees following the Closing Date.  Such cooperation and assistance shall include assistance in negotiating with third party service providers and the provision of such information and documents as Parent or Buyer may reasonably request in connection with the foregoing.

(b)                                 As of the Closing Date, Parent shall cause the Acquired Entities to continue, subject to the Continuing Employees’ right to resign, to employ the Continuing Employees on such terms and conditions as may be required by applicable Law. Nothing contained herein shall be deemed to be a guarantee of employment for any Continuing Employee, or to restrict the rights of Parent, its Subsidiaries or the Acquired Entities to terminate any Continuing Employee after the Closing Date, provided that Seller shall have no Liability or other obligation in either case for notice, severance or accrued vacation payments in connection therewith.

(c)                                  Seller shall be responsible for the employment or termination thereof of all Personnel of Seller who do not become Transferred Employees effective as of the Closing Date and Seller shall be responsible for all Liabilities or obligations related thereto under the Law.

Without limiting the foregoing, Seller agrees that it shall, no later than immediately prior to the Closing, terminate the employment of any Active Employee who has not accepted Parent or one of its Subsidiaries’ offer of employment described in Section 6.7(a) and whose employment would otherwise transfer to Buyer or one of its Subsidiaries by operation of Law.  At the Closing, Seller shall provide to Parent a true and complete list of all employees of the Interfast Entities, other than the Transferred Employees and Continuing Employees, who are terminated by any Interfast Entity in connection with the Closing and all employees of the Interfast Entities who were terminated by any Interfast Entity for any reason within the six (6) month period prior to the Closing Date.

(d)                                 Seller shall be solely responsible for the Seller Employment Liabilities, including the Employee Plans and all Liabilities thereunder (other than Liabilities with respect to Acquired Plans that relate solely to post-Closing periods).  Seller agrees to promptly pay and satisfy in accordance with past practices or reimburse Parent, its Subsidiaries or the Acquired Entities, as applicable, for all Seller Employment Liabilities, including, without limitation, all vacation pay accrued as of the Closing Date and any other termination-related Liabilities to the Transferred Employees relating to their termination of employment with Seller.  Without limiting the foregoing, neither Parent nor any of its Subsidiaries shall assume any Liability for any performance or other bonuses for Personnel of Seller or the Acquired Entities for any period on or prior to the Closing Date, and Seller agrees to pay out all such bonuses accrued through the Closing Date in accordance with past practices as if the Closing Date constituted the end of the applicable performance period for such bonuses; provided, that Seller shall pay such bonuses on or prior to the later to occur of (i) September 30, 2012 and (ii) the date that is 60 days following the Closing Date.  Without limiting Seller’s obligations hereunder, Seller shall be responsible for all Liabilities for claims incurred under the Employee Plans by Transferred Employees or the Continuing Employees on or prior to the Closing Date. For purposes hereof, the date on which a benefit claim is incurred will be: (i) in the case of a death claim, the date of death; (ii) in the case of a short term disability claim, long term disability claim or a life insurance premium waiver claim, the date of the first incidence of disability, illness, injury or disease that first qualifies an individual for benefits or to commence a qualifying period for benefits; (iii) in the case of extended health care benefits, including, without limitation, dental and medical treatments, the date of treatment or the date of purchase of eligible medical or dental supplies; and (iv) in the case of a claim for drug or vision benefits, the date the prescription was filled.

(e)                                  Seller shall be responsible for all worker’s compensation claims (i) asserted or filed by any employees of Seller and the Acquired Entities on or before the Closing, (ii) asserted or filed by former employees or retired employees of Seller and the Acquired Entities, and (iii) asserted or filed by any employees of Seller and the Acquired Entities after the Closing if the claim arises from pre-Closing events or circumstances regardless of whether the events or circumstances are known or unknown as of the Closing.

(f)                                   Prior to the Closing, if requested by Parent, Interfast USA shall adopt a resolution terminating the Interfast USA 401(k) Plan (the “401(k) Plan”) effective as of or immediately prior to the Closing Date.  In the event that termination of the 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then Seller shall take such actions as are necessary to reasonably estimate the amount of such charges or fees and provide such estimate in writing to Parent no later than three (3) business days prior to the Closing Date.

(g)                                  Subject to Section 6.7(a), from and after the Closing, Parent or its Subsidiaries, as applicable, shall be responsible for the employment or termination thereof of all Personnel of Seller who become Transferred Employees, without any Liability to Seller (other than with respect to Excluded Liabilities), and shall give each Transferred Employee full credit for his or her prior years of service with Seller and with any predecessor employer thereof for the purposes of calculating all amounts due on the termination of the employment of the Transferred Employees and determining the Transferred Employee’s entitlements under any employee benefit plan of Parent or its Subsidiaries in which the Transferred Employees may participate (including vacation accrual rates), in each case to the same extent recognized by Seller or the Acquired Entities, as applicable, except to the extent such credit would result in the duplication of benefits for the same period of service.

(h)                                 Notwithstanding anything in this Agreement to the contrary, in no event shall Parent or any of its Subsidiaries have any Liability of any kind under, relating to or in connection with the Interfast Inc. Amended and Restated 2011 Long Term Incentive Plan for Designated Employees and Non-Employee Directors or any predecessor plan (the “Phantom Stock Plan”).  Such Liabilities shall be the sole responsibility of Seller.  Seller shall take all action necessary or advisable to terminate the Phantom Stock Plan, effective as of the Closing Date and to pay out all amounts due thereunder to participants in the Phantom Stock Plan within a reasonable period of time following the Closing Date.  Such termination and liquidation of the Phantom Stock Plan shall be conducted in a manner that complies with Treas. Reg. 1.409A-3(j)(4)(ix)(B).  In addition, Seller shall take all actions necessary or advisable to cause the Phantom Stock Plan to comply in form and operation with the requirements of Code Section 409A prior to the Closing Date.  Following the date of this Agreement, Seller shall provide Parent an opportunity to review and comment on any corporate resolutions, regulatory filings or written notices that may be adopted, filed or provided to any Governmental Authority or any participant in the Phantom Stock Plan in connection with the foregoing and shall consider in good faith any comments reasonably proposed by Parent.  To the extent paid after the Closing Date, the parties shall reasonably cooperate with respect to the procedures for paying out amounts due to participants in connection with the termination of the Phantom Stock Plan.

(i)                                     Prior to the Closing Date, Seller shall submit to its shareholders, as applicable, for approval (in a manner satisfactory to Parent), by such number of shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may, in connection with the transactions contemplated by this Agreement, separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed “parachute payments” under Section 280G of the Code, and prior to the Closing Date, Seller shall deliver to Parent evidence satisfactory to Parent that (i) a shareholder vote was held in conformance with Section 280G and the regulations promulgated thereunder and the requisite shareholder approval was obtained with respect to any payments and/or benefits that were subject to the shareholder vote (the “280G Approval”) or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to waivers of those payments and/or benefits which were executed by the affected individuals prior to the date the payments and/or benefits were submitted to the shareholders for approval.

(j)                                    No provision of this Agreement shall be construed as a guarantee of continued employment of any employee and this Agreement shall not be construed so as to prohibit Parent, its Subsidiaries or any of their respective Affiliates from having the right to terminate the employment of any such employee. Nothing contained in this Agreement shall (i) be treated as an amendment or other modification of any employee benefit plan, program, or arrangement, including any Employee Plan, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third party any right to enforce the provisions of this Section 6.7, or (iii) obligate Parent, its Subsidiaries, any Acquired Entity or any of their respective Affiliates to maintain any particular benefit plan or retain any particular employee following the Closing Date.

Section 6.8                                    Name Change.  Within ten (10) Business Days following the Closing, Seller shall, and shall cause all of its direct and indirect Subsidiaries (with the exception of the JV Entity) to take all action necessary to change the name of Seller and such Subsidiaries to a name not including the word “Interfast” or any derivative thereof, including the words “inter” or “fast”.  Seller shall use commercially reasonable efforts to cause, to the extent within its control, the JV Entity to change its name to a name not including the word “Interfast” or any derivative thereof, including the words “inter” or “fast”.

Section 6.9                                    Collection of Accounts Receivable and Letters of Credit.  At the Closing, Parent and Buyer will acquire hereunder, and thereafter Parent, Buyer or their designees shall have the right and authority to collect for Parent’s, Buyer’s or their respective designee’s account, all receivables, letters of credit for the benefit of Seller and other items which constitute or arise out of or relate to a part of the Purchased Assets or the Assets of any Interfast Entity, and Seller shall, as required, within three (3) Business Days after receipt of any payment in respect of any of the foregoing, properly endorse and deliver to Parent, Buyer or their respective designee (as designated by Parent) any letters of credit, documents, Cash or checks received on account or otherwise relating to any such receivables, letters of credit or other items.  Seller shall promptly transfer or deliver to Parent, Buyer or their respective designee any Cash or other property that Seller may receive in respect of any deposit, prepaid expense, claim, Contract, lease or receivable of any Interfast Entity of any character, or any other item, constituting part of the Purchased Assets of the Assets of any Interfast Entity.

Section 6.10                             Access to Information.  Between the execution of this Agreement and the Closing Date, Seller shall provide, and shall cause each Interfast Entity to provide, to Parent, Buyer and their respective Representatives reasonable access during normal business hours and upon reasonable prior notice to the Facilities, Personnel, Representatives and Books and Records of each Interfast Entity for any reasonable purpose relating to the matters provided herein.

Section 6.11                             Disclosure Schedule Update.  Seller shall deliver to Parent prior to the Closing Date a supplement to the Disclosure Schedule containing updates to the Disclosure Schedule of any matters, items, occurrences or changes after the date hereof that did not occur in violation of Section 6.4; provided that such matters, items, occurrences or changes shall not, and shall not be deemed to, (a) modify, supplement or amend the Disclosure Schedule, (b) qualify the representations and warranties contained in Article 4, (c) cure any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the failure to disclose such matter or (d) impact or modify any condition to Closing set forth in Article 7; provided, further, that, for the avoidance of doubt, Seller shall not have the right to update or make any change to Sections 1.1, 2.3(t), 4.4(c), 7.2(d) or 7.3(d) of the Disclosure Schedule.

Section 6.12                             Confidentiality.  (a) From and for a period of five (5) years after the Closing, Seller shall, and shall use all commercially reasonable efforts to cause each of its shareholders, Representatives and Affiliates to, (i) keep all confidential information received from Parent and its Representatives and Affiliates and all confidential information relating to the Business confidential, (ii) not duplicate or use or disclose (except as expressly permitted by this Agreement) to any Person such information, and (iii) not use such information for its benefit or for any other purpose, (A) unless such information is (x) now or hereafter disclosed and made public through no act or omission of Seller or its shareholders, Representative or Affiliates or, to the Knowledge of Seller, any other Person, in violation of this Agreement or any other confidentiality obligation to Parent, Buyer or any of their respective Affiliates or any other act or omission of any other Person which to the Knowledge of Seller has any legally binding confidentiality obligation or duty, or (y) otherwise ascertainable from public or trade sources or otherwise generally known in the trade, or (B) except to the extent required in connection with any dispute arising out of or related to this Agreement or any Ancillary Agreement.  Notwithstanding the foregoing, the provisions of this Section 6.12 shall not apply to any disclosure of information (x) to or among professional advisors or representatives which are subject to similar confidentiality obligations to Seller or its Affiliates, officers, directors or employees that have not been waived, (other than in connection with another disclosure permitted hereby) or (y) in connection with providing services to Parent, Buyer or their respective Affiliates after the Closing as an employee, director or consultant, subject to any applicable confidentiality obligations related thereto.

Section 6.13                             Personal Information.  Parent’s and Buyer’s use and disclosure of personal information of Transferred Employees and Continuing Employees in connection with the conduct of the Business after Closing will be carried out in compliance, to the extent applicable, with all applicable privacy Laws, including PIPEDA.

Section 6.14                             Bulk Sales and Retail Sales Tax Waiver.  In respect of the purchase and sale of the Purchased Assets under this Agreement, the parties will not be required to comply, with the requirements of (a) any Bulk Sales Laws or (b) Section 6 of the Retail Sales Tax Act (Ontario) and any equivalent or corresponding provisions under any other applicable Laws; provided, however, the foregoing shall not affect the obligations of Seller in Section 8.2(a)(ii).

Section 6.15                             Insurance Claims.  Seller will use its commercially reasonable efforts to assist Parent, Buyer and their respective Affiliates in tendering claims with respect to any Purchased Assets or Assumed Liabilities to the applicable insurers under any insurance policy currently or previously maintained by Seller or its Subsidiaries, to maintain the availability of such policies, provided that any incremental cost thereof shall be borne by Parent and Buyer, and to provide Parent, Buyer or their respective Affiliates with proceeds in a timely fashion of all claims made under such insurance policies.  Seller and its Subsidiaries shall provide Parent and Buyer with access to such insurance policies to the extent necessary to facilitate Parent’s, Buyer’s and their respective Affiliates’ compliance with their obligations under such insurance policies and to determine coverage for claims that Parent, Buyer and their respective Affiliates might tender to the applicable insurers under such insurance policies.  Following the Closing, Seller shall treat claims made on behalf of Parent, Buyer or their respective Affiliates in a manner substantially consistent with the treatment by Seller of claims relating to the Business prior to the Closing.

ARTICLE 7.
CONDITIONS TO CLOSING

Section 7.1                                    Conditions to the Obligations of Each Party.  The obligations of Parent, Buyer and Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at the Closing, of each of the following conditions:

(a)                                 Governmental Consents.  All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit Parent, Buyer and Seller to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given without the imposition of any Adverse Condition and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred;

(b)                                 No Legal Action.  No action, proceeding, investigation, inquiry or review will be pending, threatened or commenced by any Governmental Authority in any jurisdiction, and no application, order or notice will have been made, issued or delivered by any Governmental Authority, (i) delaying, enjoining, restricting or prohibiting, or seeking to delay, enjoin, restrict, or prohibit (or which could lead to any delay, injunction, restriction or prohibition of or on), on a temporary or permanent basis, any of the transactions contemplated by this Agreement, or (ii) imposing or seeking to impose (or which could lead to the imposition of) any temporary or permanent terms or conditions on any of the transactions contemplated by this Agreement, the transfer of the Purchased Assets or the Assets of any Acquired Entity, or the Business; and

(c)                                  No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement or any of the Ancillary Agreements illegal or otherwise prohibiting consummation of such transactions, including any adverse effect on the right or ability of Parent, Buyer or any of their respective Affiliates to own, operate, possess or transfer the Purchased Assets after the Closing.

Section 7.2                                    Conditions to Obligations of Seller.  In addition to the satisfaction or waiver of each of the conditions set forth in Section 7.1, the obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at the Closing, of each of the following conditions:

(a)                                 Ancillary Agreements.  Parent and Buyer shall have executed and delivered to Seller the Ancillary Agreements to which it is a party and the Escrow Agent shall have executed and delivered to Seller the Escrow Agreement;

(b)                                 Representations, Warranties and Covenants.  The representations and warranties of Parent and Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (except for any such representations and warranties which relate to an earlier date, which shall be true and correct in all material respects as of such earlier date), and Parent and Buyer shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date; and

(c)                                  Secretary’s Certificate.  Seller shall have received a certificate signed by the corporate secretary of Parent and director of Buyer, to the effect that the conditions set forth in Section 7.2(b) have been satisfied and attaching true and complete copies of the resolutions duly and validly adopted by necessary action of Parent and Buyer, evidencing the due authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which Parent and Buyer is a party and the consummation of the transactions contemplated hereby and thereby.

(d)                                 Other Conditions.  The absence of any event set forth on Section 7.2(d) of the Disclosure Schedule.

Section 7.3                                    Conditions to Obligations of Parent and Buyer.  In addition to the satisfaction or waiver of each of the conditions set forth in Section 7.1, the obligations of Parent and Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at the Closing, of each of the following conditions:

(a)                                 Ancillary Agreements.  Seller and each other party to the Ancillary Agreements (other than Parent and Buyer) shall have executed and delivered to Parent the Ancillary Agreements to which Seller and such other party, respectively, is a party;

(b)                                 Representations, Warranties and Covenants.  The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (except for any such representations and warranties which relate to an earlier date, which shall be true and correct in all material respects as of such earlier date), and Seller shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date;

(c)                                  Secretary’s Certificate.  Parent shall have received a certificate signed by the corporate secretary of Seller to the effect that the conditions set forth in Section 7.3(b) have been satisfied and attaching true and complete copies of the resolutions duly and validly adopted by necessary corporate action of the directors and shareholders of Seller evidencing the due authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby;

(d)                                 Third-Party Consents.  The required third-party consents, approvals and waivers set forth in Section 7.3(d) of the Disclosure Schedule shall have been obtained or made, and Parent shall have received reasonably acceptable written evidence thereof;

(e)                                  Material Adverse Effect.  There shall not have occurred since the date hereof any change or any development that has resulted, or is reasonably likely to result, in a Material Adverse Effect (excluding any change or development resulting solely from any actions or omissions of any party hereto taken (or omitted to be taken) pursuant to Section 6.5 or Section 8.2(m));

(f)                                   Payoff Letter.  Seller shall have delivered to Parent one or more payoff letters, in form reasonably satisfactory to Parent, executed by the lenders, lessors and other financing sources with respect to all outstanding Indebtedness (other than Assumed Liabilities) of Seller and each Acquired Entity setting forth, in the aggregate, all amounts necessary to be paid in order to fully pay off all of such Indebtedness on the Closing Date and providing that, upon such payment, such Indebtedness will be extinguished and all liens and other Encumbrances (other than Permitted Encumbrances) relating to the Purchased Assets and the Assets of each Acquired Entity will be released contemporaneously with Closing;

(g)                                  Purchase Certificate.  Seller shall have delivered to Parent (i) a Purchase Certificate issued by the Ontario Workplace Safety and Insurance Board in respect of Seller, and (ii) documentation in a form acceptable to Parent from the workers’ compensation boards in the other jurisdictions in which Seller carries business on, confirming that as at the Closing Date, the relevant boards have no claim against Seller for which Parent or Buyer will be or could be liable in respect of any amounts payable pursuant to the relevant workers compensation legislation;

(h)                                 FIRPTA.  Buyer shall have received from each Acquired Entity that is organized in the United States a statement in accordance with Section 1445(b)(3) of the Code and Treasury Regulations Section 1.897-2(h) and 1.1445-2(c)(3) certifying that such Acquired Entity is not and has never been a United States real property holding company;

(i)                                     No Other Adverse Effect.  No action, proceeding, investigation, inquiry or review will be pending, threatened or commenced by any Governmental Authority in any jurisdiction, and no application, order or notice will have been made, issued or delivered by any Governmental Authority, in each case in respect of or in connection with the transactions contemplated by this Agreement (i) imposing or seeking to impose (or which could lead to the imposition of) any temporary or permanent terms or conditions on the business of Parent, Buyer or any their respective Affiliates or the Purchased Assets or the Business, including any terms and conditions requiring that any of the Purchased Assets or the Assets of any Acquired Entity or any part of the business of Parent, Buyer or any of their respective Affiliates or the Business be divested or requiring any form of behavioral or other remedy in relation to the Business or the business of Parent, Buyer or any of their respective Affiliates, or (ii) otherwise limiting or restricting, or seeking to limit or restrict (or which could lead to any limitation or restriction on), in any way, the right of Parent, Buyer or their respective Affiliates to operate their respective businesses or the Business after the Closing;

(j)                                    No Breach of Anti-Corruption Matters.  There shall not have been any breach or alleged breach of Section 4.31 (disregarding any qualification as to Knowledge of Seller); and

(k)                                 Other Conditions.  None of the Acquired Entities, Parent, Buyer or any of Parent’s or Buyer’s respective Affiliates (after giving effect to the transactions contemplated hereby) shall be subject to any Liability or threatened Liability with respect to the JV Entity, Interfast Asia, Interfast International or their respective Assets, businesses or Liabilities (provided that, for the avoidance of doubt, the waiver of this condition shall have no effect on the parties’ obligations under Article 8).

ARTICLE 8.
INDEMNIFICATION

Section 8.1                                    Survival.  Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of each party contained herein shall survive the Closing and shall remain in full force and effect for a period of eighteen (18) months after the Closing Date; provided, however, that the representations and warranties set forth in Sections 4.18 (Environmental Matters) and 4.21 (Tax Matters) shall survive until ninety (90) days after the expiration of the applicable statute of limitations; provided, further, that the representations and warranties set forth in Sections 4.1 (Organization and Qualification), 4.2 (Authorization), 4.3(a) and 4.3(b) (No Conflict), 4.4 (Interfast Entities), 4.14(a) (Title to Purchased Assets), 5.1 (Incorporation and Authority), 5.2 (No Conflict) and 5.8 (Due Diligence) shall survive indefinitely; (b) subject to Section 6.6(a) (Tax Matters), the covenants and agreements contained in this Agreement (or in any certificate or agreement delivered in connection with the consummation of the transactions contemplated hereby) shall survive the Closing until the eighteen (18) month anniversary of the Closing Date; provided, however, that all such covenants and agreements contemplating performance following the Closing Date shall survive the Closing Date until performed in accordance with their terms; and (c) any Claim pursuant to clauses (iii), (iv), (v) or (vi) of Section 8.2(a) or clauses (iii) or (iv) of Section 8.2(b) may be brought without any time limitations.  Notwithstanding anything in this Agreement to the contrary, any claim which is asserted by delivery of a written notice of claim to the Indemnifying Party within the time limitations set forth in this Section 8.1 shall survive until the final resolution of such claim in accordance with the terms of this Agreement even if the representation, warranty, covenant or agreement underlying such claim has expired.

Section 8.2                                    Indemnification.

(a)                                 By Seller.  Subject to the provisions of this Section 8.2, from and after the Closing, Seller shall indemnify, defend and save and hold harmless Parent, Buyer, their respective Affiliates (including, for the avoidance of doubt, the Acquired Entities), and their respective shareholders, members, partners, officers, directors, employees and other Representatives (collectively, the “Buyer Indemnified Parties”), from and against any and all Losses, whether or not involving any third party claims, arising out of, resulting from, relating to, incurred in connection with or incident to (i) any breach of any representation or warranty of Seller contained in Article 4 hereof, (ii) any breach of any covenant or agreement of Seller contained herein, including under Section 2.5, (iii) any Liability imposed upon Parent or Buyer by reason of the parties’ non-compliance with, or breach of, any Bulk Sales Laws and the Retail Sales Tax Act (Ontario) in respect of the transaction of purchase and sale contemplated under this Agreement, (iv) any violation or (with respect to amounts paid in investigation, defense, settlement, penalties or fines only) alleged violation of any Anti-corruption Laws applicable to any Interfast Entity or any breach or (with respect to amounts paid in investigation, defense, settlement, penalties or fines only) alleged breach of Section 4.31 (disregarding any qualifications as to Knowledge of Seller), directly or indirectly, by, on behalf of or with the knowledge of Seller or any of its Affiliates or Representatives, (v) any Excluded Liabilities and (vi) any Liabilities or express obligations of Seller arising under arrangements made by the parties with respect to Non-Assignable Rights or otherwise pursuant to Section 2.1(b) so long as Parent and Buyer are not in breach of their obligations thereunder.  Any claim made by any Buyer Indemnified Party pursuant to this Section 8.2 shall, to the extent funds are available therefor, be paid first from the Escrow Account and thereafter by Seller.

(b)                                 By Parent and Buyer.  Subject to the provisions of this Section 8.2, from and after the Closing, Parent and Buyer shall jointly and severally indemnify, defend and save and hold harmless Seller and its Affiliates, shareholders, members, partners, officers, directors, employees and other Representatives (collectively, the “Seller Indemnified Parties”), from and against any and all Losses, whether or not involving any third-party claims, arising out of, resulting from, relating to, incurred in connection with or incident to (i) any breach of any representation or warranty of Parent and Buyer contained in Article 5 hereof, (ii) any breach of any covenant or agreement of Parent or Buyer contained herein, including under Section 2.5 and/or Section 6.7 hereof, (iii) any Assumed Liabilities, and (iv) any Liabilities or express obligations of Parent or Buyer arising under arrangements made by the parties with respect to Non-Assignable Rights or otherwise pursuant to Section 2.1(b) so long as Seller is not in breach of its obligations thereunder.

(c)                                  Claims Procedure.  If a claim for Losses (a “Claim”) is to be made by either a Buyer Indemnified Party or a Seller Indemnified Party pursuant to this Section 8.2 or Section 6.6(h) (the “Indemnified Party”), such Indemnified Party shall give written notice (a “Claim Notice”) to the indemnifying party or parties (collectively, the “Indemnifying Party”), promptly after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Section 8.2 or Section 6.6(h).  The Claim Notice shall describe in reasonable detail the facts giving rise to the claim for indemnification hereunder and including (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any document executed pursuant hereto upon which such claim is based (to the extent then known); provided, that a Third Party Notice in respect of any third-party Claim as to which indemnification will be sought shall be given promptly after such Indemnified Party has been notified that an Action or investigation has commenced (and in any event within thirty (30) calendar days after the service of the citation or summons); provided, however, that any failure or delay in giving such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent the Indemnifying Party shall have been materially prejudiced by such failure or delay.

(d)                                 Third-Party Claims.

(i)                                     If a claim by a third party is made against an Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Section 8.2 or Section 6.6(h), such Indemnified Party shall promptly send a Claim Notice to the Indemnifying Party, describing the nature and amount of the third-party claim (if then known) in reasonable detail.  The Indemnifying Party shall, subject to the terms and conditions of this Section 8.2(d)(i), be entitled at any time after the Indemnified Party delivers a Claim Notice with respect to a specific third-party claim, (A) to agree to indemnify the Indemnified Party for the costs of defense or (B) so long as (v) the claim involves primarily monetary damages, (w) as between the Indemnifying Party and the Indemnified Party, the claim made, if proven, would reasonably cause the Indemnifying Party to satisfy and discharge more than fifty percent (50%) of the claim, (x) it is reasonable to believe that the Indemnifying Party can satisfy its indemnification obligations hereunder and (y) the claim does not relate to the Taxes of the Indemnified Party (other than any Claims for which a Seller Indemnified Party is entitled to indemnification pursuant to Section 6.6(h)), to undertake, conduct and control the settlement or defense of the third-party claim at the Indemnifying Party’s own expense and through counsel of the Indemnifying Party’s choosing that is reasonably acceptable to the Indemnified Party.  If the Indemnifying Party so elects to pursue such course of action, the Indemnified Party shall cooperate to the extent reasonably requested by the Indemnifying Party in connection therewith; provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it and paid for at its own expense; provided, further, that any cooperation by the Indemnified Party shall not require it to incur any material out-of-pocket expenses unless the Indemnifying Party agrees to pay such expenses.  So long as the Indemnifying Party is reasonably contesting any such third-party claim in good faith, or has agreed to pay and is paying the reasonable expenses associated with the defense of such third-party claim, the Indemnified Party shall not pay or settle any such claim without the consent of the Indemnifying Party.  Notwithstanding any of the foregoing to the contrary, if the Indemnifying Party does not (i) notify the Indemnified Party in writing within fifteen (15) Business Days after the Indemnified Party delivers a Claim Notice with respect to a specific third-party claim that the Indemnifying Party elects to undertake the defense thereof or pay the expenses associated with the defense of such third party claim as provided above, or (ii) notify the Indemnified Party in writing within thirty (30) Business Days after the Indemnified Party delivers a Claim Notice with respect to a specific third-party claim that the Indemnifying Party agrees that it is obligated to indemnify the Indemnified Party for such claim, then the Indemnified Party shall have the right to undertake, at the Indemnifying Party’s cost, risk and expense, the defense, compromise or settlement of the claim, but shall not thereby waive any right to indemnity therefore pursuant to this Agreement.  The assumption by the Indemnified Party of the defense of a third-party claim pursuant to this Section 8.2 shall not preclude the Indemnifying Party from participating in (but not directing) the defense of the third-party claim with counsel of its own choice and at its own expense.  In addition, if the Indemnified Party has assumed the defense of a third-party claim as provided herein, the Indemnifying Party shall have the right to assume the defense of the claim from the Indemnified Party at any time prior to settlement, provided that the Indemnifying Party agrees that it is obligated to indemnify the Indemnified Party for such claim and otherwise satisfies the requirements of the second sentence of Section 8.2(d)(i). If the Indemnifying Party does not assume control of a claim as permitted in Section 8.2(d), the obligation of the Indemnifying Party to indemnify the Indemnified Party in respect of such claim shall terminate if the

Indemnified Party settles such claim without the consent of the Indemnifying Party; provided, that such consent shall not be unreasonably withheld, conditioned or delayed.

(ii)                                  Notwithstanding the foregoing, the Indemnifying Party shall be liable for the reasonable fees and expenses of separate counsel for the Indemnified Party (not to exceed one law firm plus, if applicable, local counsel for any Action or related Actions) if representation of the Indemnifying Party and the Indemnified Party by the same counsel would, in the reasonable opinion of counsel to the Indemnified Party, constitute a conflict of interest on a material issue between Indemnifying Party’s position and the Indemnified Party’s position.

(iii)                               The Indemnifying Party shall not enter into any settlement of any third-party claim without the consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, except for a settlement that includes as an unconditional term thereof that the Person(s) asserting the third-party claim give to all Indemnified Parties an unconditional release from all damages and Liabilities with respect to such claim and provided that such settlement does not result in an Encumbrance on the Assets of any Indemnified Party or result in any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of the Business (other than the execution and delivery by the Indemnified Party of a customary release that does not acknowledge Liability or fault).

(e)                                  Limitations on Seller Indemnification.  Notwithstanding the foregoing, but subject to Section 6.6(a), (i) no Buyer Indemnified Party shall be entitled to indemnification pursuant to Section 8.2(a)(i) for any Losses unless and until the amount of all Losses for which all Buyer Indemnified Parties are entitled to indemnification pursuant to Section 8.2(a)(i) exceeds $925,000 (the “Seller Threshold Amount”), at which time Buyer Indemnified Parties shall be entitled to indemnification for such Losses sustained by such Buyer Indemnified Parties that exceed the Seller Threshold Amount; (ii) in no event shall the aggregate amount of Losses sustained by the Buyer Indemnified Parties be entitled to indemnification pursuant to Section 8.2(a)(i) exceed $20,000,000 (the “Seller Indemnification Cap”); and (iii) Seller shall not be liable under this Article 8 for any special, indirect, incidental, consequential (in each case, to the extent not reasonably foreseeable), punitive or aggravated damages or damages for lost profits on the investment represented by the transactions contemplated hereby or lost prospective business opportunities.  Notwithstanding this Section 8.2(e), the Seller Threshold Amount and the Seller Indemnification Cap shall not apply to any Losses arising out of, resulting from, relating to, incurred in connection with or incident to any breach of the representations and warranties set forth in Section 4.1 (Organization and Qualification), 4.2 (Authorization), 4.3(a) and 4.3(b) (No Conflict), 4.14(a) (Title to Purchased Assets), 4.15 (Questionable Payments), 4.21 (Tax Matters), 4.27 (Brokers), 4.31 (Anti-Corruption Matters) or any claim involving Fraud.

(f)                                   Limitations on Buyer Indemnification.  Notwithstanding the foregoing, (i) no Seller Indemnified Party shall be entitled to indemnification pursuant to Section 8.2(b)(i) for any Losses unless and until the amount of all Losses for which all Seller Indemnified Parties are entitled to indemnification pursuant to Section 8.2(b)(i) exceeds $925,000 (the “Buyer Threshold Amount”), at which time the Seller Indemnified Parties shall be entitled to indemnification for such Losses sustained by such Seller Indemnified Parties that exceed the Buyer Threshold Amount, (ii) in no event shall the aggregate amount of Losses for which the

Seller Indemnified Parties be entitled to indemnification pursuant to Section 8.2(b)(i) exceed $20,000,000 (the “Buyer Indemnification Cap”); and (iii) neither Parent nor Buyer shall be liable for any special, indirect, incidental, consequential (in each case, to the extent not reasonably foreseeable), punitive or aggravated damages, including damages for lost profits (except as may result in a diminution of value) and lost business opportunities.  Notwithstanding the foregoing sentence, the Buyer Indemnification Cap shall not apply to any Losses arising out of, resulting from, relating to, incurred in connection with or incident to any breach of the representations and warranties set forth in Section 5.1 (Incorporation and Authority), 5.2 (No Conflict), 5.5 (Brokers) or any claim involving Fraud.

(g)                                  Materiality Disregarded.  For purposes of calculating Losses under this Article 8, the representations and warranties in this Agreement shall be deemed to have been made without any qualifications as to materiality and, accordingly, all references in this Agreement to “material,” “in all material respects,” “Material Adverse Effect” and similar qualifications as to materiality shall be deemed to be deleted therefrom (except where any such provision requires disclosure of lists of items of a material nature or above a specified threshold).

(h)                                 Effect of Investigation.  An Indemnified Party’s right to indemnification or other remedies based upon the representations, warranties, covenants and agreements of the Indemnifying Party will not be affected by any investigation or knowledge of the Indemnified Party or any waiver by the Indemnified Party of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement.  Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnified Party knew or should have known that any representation or warranty might be inaccurate or that the Indemnifying Party failed to comply with any agreement or covenant.  Any investigation by an Indemnified Party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

(i)                                     Reductions; Subrogation.  Notwithstanding anything in this Agreement to the contrary, the amount of any and all Losses under this Agreement shall be determined net of (A) any Tax benefits actually realized by the Indemnified Party by way of reduction in the amount of Taxes payable by such Indemnified Party with respect to the taxable year in which such Losses are sustained, which reduction is directly attributable to sustaining such Losses and (B) any amounts actually recovered by the Indemnified Party under or pursuant to any: (i) insurance coverage; (ii) manufacturer warranty; or (iii) any claim, recovery, settlement or payment by or against any other Person, in each case, net of any costs, expenses (including Taxes) or premiums incurred in connection therewith.  If the amount of any Claim incurred by a party at any time subsequent to the making of an indemnity payment is reduced by any such Tax benefits, insurance proceeds, manufacturer warranty or other such amounts, the amount of such reduction, shall promptly be repaid by that party to the other party.  Upon making a full indemnity payment, a party shall, to the extent of such indemnity payment, be subrogated to all rights of the other party against any third party in respect of the Claim to which the indemnity payment relates.

(j)                                    Exclusive Remedy.  Except as otherwise provided in this Agreement, the remedies set forth in this Section 8.2, in the absence of Fraud, wilful misconduct or intentional breach, shall be the sole and exclusive remedy with respect to any and all claims asserted following Closing relating, directly or indirectly, to the subject matter of this Agreement or the transactions contemplated hereby. Accordingly, the parties waive, from and after the Closing, any and all rights, remedies and claims that one party may have against the other, whether at law, under any statute or in equity (including but not limited to claims for contribution or other rights of recovery arising under any Laws, claims for breach of contract, breach of representation and warranty, negligent misrepresentation and all claims for breach of duty), or otherwise, directly or indirectly, relating to the provisions of this Agreement or the transactions contemplated by this Agreement other than as expressly provided for in this Article 8 and other than those arising with respect to any Fraud, wilful misconduct or intentional breach.

(k)                                 One Recovery.  A party shall not be entitled to double recovery for any claims even though they may have resulted from the breach of more than one of the representations, warranties, agreements and covenants made by the other party in this Agreement.

(l)                                     Duty to Mitigate.  Nothing in this Agreement shall in any way restrict or limit the general obligation at law of a party to mitigate any loss which it may suffer or incur by reason of the breach by the other party of any representation, warranty or covenant of that other party under this Agreement.  If any claim can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, manufacturer warranty, or any claim, recovery, settlement or payment by or against any other Person, a party shall take all appropriate steps to enforce such recovery, settlement or payment.  If the Indemnified Party fails to make all commercially reasonable efforts to mitigate any loss then the Indemnifying Party shall not be required to indemnify any Indemnified Party for the loss that could have been avoided if the Indemnified Party had made such efforts.

(m)                             Wind-Up of the JV Entity.  The parties acknowledge that the Excluded JV Assets are excluded from the purchase and sale transactions contemplated by this Agreement.  The parties further acknowledge that: (a) Seller and Interfast Asia intend, following the execution of this Agreement, to take all necessary action, in their sole and absolute discretion, to terminate the JV Agreement and to dissolve and wind-up Interfast Asia; and (b) Seller’s decision to terminate the JV Agreement and to dissolve and wind-up Interfast Asia has been made by Seller without any influence, inducement, incentive or encouragement from or by Parent, Buyers or any of their respective Affiliates or Representatives.  Parent and Buyer acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, including the indemnification rights of the Buyer Indemnified Parties under Articles 6 and 8, none of Seller, the Excluded Entities or their direct or indirect shareholders or their respective directors, officers, employees or other Representatives (collectively, the “Seller Group”) shall be liable or responsible in any way, including under this Agreement, any Ancillary Agreement, at law or in equity, to Parent, Buyer or any other Buyer Indemnified Party for any loss of profits, prospects or reputation (collectively, “Business Losses”) arising directly or indirectly from: (i) the inability of Interfast Asia and Seller to perform their respective obligations under the JV Agreement and the Cooperation Agreement to the extent resulting from the consummation of the transactions contemplated hereby; (ii) the termination of the JV Agreement; (iii) the dissolution and wind-up of Interfast Asia; and/or (iv) any actions taken in good faith by the Seller Group in furtherance any of the foregoing; provided, however, that the foregoing shall not affect any of the Liabilities, responsibilities or obligations of any member of the Seller Group under this Agreement, including the indemnification rights of the Buyer Indemnified Parties under Article 6 or this Article 8, with respect to any Liabilities (as contrasted with Business Losses), other than Permitted Losses.  For purposes of this Agreement, “Permitted Losses” shall mean Losses, not to exceed $1,000,000 in the aggregate, of the Buyer Indemnified Parties arising out of, resulting from, relating to, or incurred in connection with or incident to investigating, defending, responding to or settling, any Action brought against any Buyer Indemnified Parties by AVIC Zhuhai or any of its Affiliates as a result of any actions taken by any member of the Seller Group or its Affiliates as described in clauses (i) through (iv) of this Section 8.2(m), other than Actions alleging interference with contractual relations, inducement of breach of contract, aiding and abetting, unlawful interference, interference with prospective advantage or opportunity, infringement upon creditor’s rights or property interests, or any claim of a type similar to any of the foregoing, whether or not based on a legal theory cognizable under the Laws of the Province of Ontario.

ARTICLE 9.
GENERAL PROVISIONS

Section 9.1                                    Termination.

(a)                                 This Agreement may be terminated at any time prior to Closing:

(i)                                     by mutual written consent of Parent and Seller;

(ii)                                  by Parent or Seller if the Closing shall not have occurred on or before the date that is 150 days following the date of this Agreement, unless extended by written agreement of Parent and Seller; provided, however, that the party seeking termination under this clause (ii) is not in Default or breach hereunder and has not failed to fulfill any obligation under this Agreement, which Default, breach or failure has caused, or resulted in, the failure of the Closing to occur on or before such date;

(iii)                               by Parent or Seller, upon ten (10) Business Days prior written notice to the other party, in the event Seller (with respect to a termination by Parent) or Parent or Buyer (with respect to a termination by Seller), respectively, is in material breach of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions in Article 7 could not be satisfied, and such breach has not been cured during such ten (10) Business Day period; provided, however, that neither the party seeking termination pursuant to this clause (iii) nor any of its Affiliates is in breach in any material respect of its representations, warranties, covenants or agreements contained in this Agreement;

(iv)                              by Parent or Seller, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Governmental Order or other action shall not be subject to appeal or shall have become final and nonappealable; provided, however, that neither the party seeking termination under this clause (iv) nor any of its Affiliates has failed to fulfill any of its obligations under this Agreement, which failure has been the cause of, or resulted in, such order, decree, ruling or action; or

(v)                                 by Parent in the event that any Interfast Entity, or any of its employees or other Company Representatives, violates or has violated any Anti-corruption Law or breaches Section 4.31 (disregarding any qualifications with respect to Knowledge of Seller).

(b)                                 Consequences of Termination.  In the event of termination of this Agreement, other than each party’s obligations under Sections 9.2, 9.4 and 6.12, which shall survive indefinitely, no party hereto shall have any Liability to any other party to this Agreement, except for any Fraud, willful misconduct or intentional breach of this Agreement by the other party occurring prior to the proper termination of this Agreement.  The foregoing provisions in this Section 9.1 shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

Section 9.2                                    Expenses.  Subject to Section 6.6(e), each party hereto shall bear its own expenses, including Transaction Related Expenses, incurred in connection with this Agreement and the transactions contemplated hereby.

Section 9.3                                    Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing (including facsimile transmission) and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.3):

(a)	if to Seller:

41 Laurentide Drive
Toronto, Ontario
Canada, M3A 3CB
Attn: Douglas Woollings
Facsimile: (416) 449-2178

with a copy, which shall not constitute notice, to:

Gowling Lafleur Henderson LLP
1 First Canadian Place
100 King Street West, Suite 1600
Toronto, Ontario
M5X 1G5 Canada
Attn: Nicholas Dietrich
Facsimile: (416) 369-7250

(b)	if to Parent or Buyer:

Wesco Aircraft Holdings, Inc.
27727 Avenue Scott
Valencia, California 91355-1219
Attn: John Holland
Facsimile: (661) 621-6339

with copies, which shall not constitute notice, to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attn: Edward Sonnenschein
Facsimile: (212) 751-4864

and

Stikeman Elliott (NY) LLP
445 Park Avenue, 7th Floor
New York, New York 10022
Attn: Gordon Cameron
Facsimile: (212) 371-7087

Section 9.4                                    Public Announcements.  On and after the date of the execution of this Agreement, (a) Parent and Buyer, on the one hand, and Seller (and any of Seller’s Affiliates), on the other hand, shall, to the extent practicable, consult with each other before issuing any press release or otherwise making any public statements (which, for the avoidance of doubt, shall not include communications between Parent, Buyer and any of their respective Affiliates and Representatives) and (b) no party nor any Affiliate of any party hereto shall, without obtaining prior written approval of Parent (in the case of Seller and its Affiliates) and Seller (in the case of Parent, Buyer and their Affiliates), which approval shall not be unreasonably withheld, conditioned or delayed, (i) issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby or (ii) make any announcement or other disclosure of any kind at any time, whether before or after the Closing, with respect to the financial terms of the transactions contemplated by this Agreement, except, in the case of clauses (i) and (ii), to the extent disclosure may be required by applicable Law or applicable stock exchange rules; provided, however, that, notwithstanding any of the foregoing to the contrary, Parent, Buyer and their respective Affiliates and Representatives shall be permitted (other than with respect to the initial press release regarding this Agreement and the transactions contemplated hereby) to publicly disclose, including through press releases, public filings and other means as any such Person deems appropriate, information about this Agreement and the transactions contemplated hereby for purposes of compliance with Law, stock exchange compliance and investor relation purposes.

Section 9.5                                    Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.6                                    Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the essential economic and legal substance of the transactions contemplated hereby is not affected.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.7                                    Entire Agreement.  This Agreement, together with the Ancillary Agreements, the Disclosure Schedule and the Confidentiality Agreement, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof and thereof, except as otherwise expressly provided herein.

Section 9.8                                    Assignment.  This Agreement shall not be assigned by contract, operation of Law or otherwise without the consent of Parent and Seller; provided, however, that without the consent of Seller, Parent or Buyer (or any permitted assignee of Parent or Buyer) may, by providing written notice to Seller, assign this Agreement and Parent’s or Buyer’s rights and obligations hereunder, in whole or in part, to (a) one or more Affiliates of Parent or Buyer (provided that (x) in the case of an assignment of the right to purchase (i) all or substantially all of the Purchased Assets, in each case, excluding the Purchased Shares, to one such Affiliate of Parent or Buyer, such Affiliate shall be registered for the purposes of the Taxes imposed under the ETA and under Division I of Chapter VIII of Title I of QSTA prior to the Closing to permit the elections under Section 6.6(h)(i) to be made, and with respect to the balance of the Purchased Assets purchased by Buyer, Parent or another Affiliate in such case, if any, such Buyer, Parent or Affiliate will pay the Taxes imposed under the ETA and under Division I of Chapter VIII of Title I of QSTA to Seller who shall timely report and remit such Taxes to the applicable Governmental Authority in accordance with applicable Laws, or (ii) less than substantially all of the Purchased Assets, excluding the Purchased Shares, to one or more Affiliates, such Affiliates, Parent or Buyer, purchasing less than substantially all of the Purchased Assets, will pay the Taxes imposed under the ETA and under Division I of Chapter VIII of Title I of QSTA to Seller who shall timely report and remit such Taxes to the applicable Governmental Authority in accordance with applicable Laws, and (y) if there is an assignment of the right to purchase less than all of the Purchased Assets, excluding the Purchased Shares, the Seller shall in its reasonable judgment determine if such Purchased Assets constitute substantially all of the Purchased Assets, excluding the Purchased Shares, for purposes of the elections under Section 6.6(h)(i)), (b) any lender providing financing to Parent or Buyer in connection with the transactions contemplated hereby under Parent’s or Buyer’s credit facilities (and any refinancings, extensions or renewals thereof) as collateral security therefore, and (c) any Person who acquires all or substantially all of the Assets of Parent and Buyer following the Closing (whether by merger, recapitalization, sale of stock or otherwise).

Section 9.9                                    No Third-Party Beneficiaries.  Except as expressly provided herein (including the rights of Buyer Indemnified Parties and Seller Indemnified Parties under Article 8), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10                             Waivers and Amendments.  This Agreement may be amended or modified, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any other right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 9.11                             Specific Performance.  Seller agrees that Parent and Buyer would be irreparably and immediately injured and could not be made whole by monetary damages if this Agreement is not specifically enforced after Default.  Therefore, Parent and Buyer shall have the right to specifically enforce Seller’s performance of its obligations under this Agreement, and Seller agrees to waive defense in any such suit that Parent or Buyer has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy, and that Parent and Buyer shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security.  In addition, Parent and Buyer shall be entitled to obtain from Seller court costs and reasonable attorneys’ fees incurred by Parent and Buyer in enforcing their rights hereunder.  As a condition to seeking specific performance, neither Parent nor Buyer shall be required to have tendered the Cash Purchase Price.

Section 9.12                             Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the Province of Ontario and the federal Laws of Canada applicable therein, without regard to the Laws of any other jurisdiction that might otherwise be applied because of the conflicts or choice of laws principles of the Province of Ontario and the federal Laws of Canada applicable therein.  The parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods of 1980 shall not apply to this Agreement or any of the transactions contemplated hereby.

(b)                                 Each of the parties irrevocably and unconditionally agrees that any legal action or proceeding arising out of or related to this Agreement or any transaction contemplated hereby shall be brought and determined in any state or federal court in New York County, New York, and each of the parties hereby irrevocably and unconditionally submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement.  Each of the parties further agrees to accept service of process in any manner permitted by such courts.

Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement or the subject matter hereof may not be enforced in or by such courts.

(c)                                  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.13                             Counterparts.  This Agreement may be executed and delivered (including by facsimile or electronically mailed .pdf transmission) in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.  Signatures of the parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have signed, or caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first written above.

WESCO AIRCRAFT HOLDINGS, INC.

By:	/s/ Gregory A. Hann
Name:	Gregory A. Hann
Title:	Executive Vice President and Chief Financial Officer

WESCO AIRCRAFT EUROPE, LTD.

By:	/s/ Gregory A. Hann
Name:	Gregory A. Hann
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

INTERFAST INC.

By:	/s/ Douglas Woollings
Name:	Douglas Woollings
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]